UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
(Amendment No. )
Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14-5(d)(2))
☒	Definitive Information Statement
Entergy Texas, Inc.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5g and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Entergy Texas, Inc.
10055 Grogans Mill Road
The Woodlands, TX 77380

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO SHAREHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTERS DESCRIBED HEREIN.
Dear Shareholders:
This information statement (the “Information Statement”) has been filed with the Securities and Exchange Commission (the “SEC”) and is being mailed or otherwise furnished to the holders of the 1,400,000 shares of the 5.375% Series A Preferred Stock, Cumulative, No Par Value (Liquidation Value $25 Per Share) (the “Preferred Stock”) of Entergy Texas, Inc., a Texas corporation (the “Company,” “us” or “we”), on or about July 16, 2021. Only shareholders of record of the Preferred Stock (the “Preferred Shareholders”) as of the close of business on July 6, 2021 (the “Record Date”) are entitled to receive this Information Statement.
The purpose of this notice and the accompanying Information Statement is to notify you that on July 6, 2021, the holder of all of the outstanding shares of our common stock (46,525,000 shares), as of that date (the “Common Shareholder”), executed a written consent in lieu of an annual meeting of shareholders (the “Shareholder Consent”) approving the election of four (4) members to our Board of Directors (the “Board”), which was previously approved by the Board on June 25, 2021, and recommended to be presented to the Common Shareholder for its approval by the Board on the same date.
In accordance with Rule 14c-2 of the Securities Exchanges Act of 1934, as amended, the corporate action taken in the Shareholder Consent will be effective on August 25, 2021, forty (40) days after the Notice of Internet Availability of the Information Statement Materials (the “Notice”) is first made available to the Preferred Shareholders.
The Company is pleased to utilize the SEC rules that allow issuers to furnish shareholder materials to their shareholders on the Internet. Accordingly, we are sending the Notice, on or about July 16, 2021, to our Preferred Shareholders. The Notice contains instructions on how to access our Information Statement and Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”). In addition, the Notice contains instructions on how you may receive a paper copy of the Information Statement and Annual Report or elect to receive your Information Statement and Annual Report over the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the mailing.
Important Notice Regarding the Availability of this Information Statement and the Annual Report. This Information Statement and the Annual Report, including consolidated financial statements, are available online at http://www.entergy.com/investor_relations/annual_publications.aspx. If you received the Notice and would like to receive a printed copy of the Information Statement and the Company’s Annual Report, please follow the instructions for requesting such materials included in the Notice.
By Order of the Board of Directors

Sallie T. Rainer
Chair of the Board, Chief Executive Officer and President
July 16, 2021

i

Entergy Texas, Inc. 10055 Grogans Mill Road The Woodlands, TX 77380
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

GENERAL INFORMATION
This Information Statement is being made available on or about July 16, 2021 to the holders of record as of the close of business on July 6, 2021 (the “Record Date”) of the 1,400,0000 shares of the 5.375% Series A Preferred Stock, Cumulative, No Par Value (Liquidation Value $25 Per Share) (the “Preferred Stock”) of Entergy Texas, Inc., a Texas corporation (the “Company,” “us” or “we”), in connection with the action taken by Entergy Corporation (“Entergy”), the sole owner of all of the Company’s outstanding shares of common stock (46,525,000 shares) as of the Record Date (the “Common Shareholder”). On July 6, 2021, the Common Shareholder executed a written consent in lieu of the Company’s 2021 annual meeting of shareholders (the “Shareholder Consent”), approving the election of four (4) members to our Board of Directors (the “Board”). The action taken pursuant to the Shareholder Consent had previously been approved by the Board on June 25, 2021, and recommended to be presented to the Common Shareholder for its approval by the Board on the same date.
The action being taken in the Shareholder Consent without a meeting of shareholders is authorized by Section 6.202 of the Texas Business Organizations Code (the “Texas Law”) and the Company’s Amended and Restated Certificate of Formation (our “Certificate of Formation”). Both allow the taking of action without holding a meeting, providing notice, or taking a vote if shareholders having at least the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting, in which each shareholder entitled to vote on the action is present and votes, signs a written consent or consents stating the action taken. According to Section 21.359 of the Texas Law, directors of every corporation must be elected at the annual meeting of shareholders by a plurality of the votes cast at the election. Under the Company’s Certificate of Formation and the resolution creating the Preferred Stock, the holders of the Company’s common stock and Preferred Stock vote together as one class, with the holder of the common stock (Entergy) possessing 79% of the voting power and the holders of the Preferred Stock possessing 21% of the voting power. In order to eliminate the costs and management time involved in holding an annual meeting, and in order to affect the actions described above, the Company’s Board voted to utilize the written consent of the Common Shareholder, and subsequently obtained the written consent of the Common Shareholder to approve the action described above.
This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders of record of the Preferred Stock as of the Record Date (the “Preferred Shareholders”). The actions approved by the Common Shareholder will be effective on August 25, 2021, forty (40) days after July 16, 2021, the date this Information Statement is first made available to the Preferred Shareholders.

BOARD OF DIRECTORS/EXECUTIVE OFFICERS
Election of Directors
Pursuant to the Shareholder Consent, upon recommendation of the Board, all four (4) members of our Board were reelected to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. Below is biographical information about each of our directors, including their age as of July 16, 2021, period served as a director, position (if any) with the Company, business experience and qualifications, directorships of other publicly-owned corporations (if any) and other professional affiliations. Each Director’s information also provides a high level summary of the specific experience, qualifications and attributes of each director that the Board used to determine that the person should serve as a director.
Director	Professional Experience
Sallie T. Rainer Age 60 Director Since 2012
Professional Experience

• Chair, President and Chief Executive Officer, Entergy Texas since 2012
• Director, Interfaith of The Woodlands, Greater Houston Woman’s Chamber of Commerce and Houston Methodist The Woodlands Hospital

Skills and Attributes

As the Company’s Chair and Chief Executive Officer, Ms. Rainer is an integral part of the Company and brings to the Board her leadership skills and her extensive senior executive experience in the utility industry.

Paul D. Hinnenkamp Age 60 Director Since 2015
Professional Experience

• Executive Vice President and Chief Operating Officer, Entergy since 2017
• Senior Vice President and Chief Operating Officer, Entergy 2015 – 2017
• Director, Entergy Arkansas, Entergy Louisiana, Entergy Mississippi and Entergy New Orleans

Skills and Attributes

Mr. Hinnenkamp brings to the Board his extensive senior executive and operations experiences gained through his role as Entergy’s Chief Operating Officer.

Andrew S. Marsh Age 49 Director Since 2013
Professional Experience

• Executive Vice President and Chief Financial Officer, Entergy since 2013
• Executive Vice President and Chief Financial Officer, Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans, Entergy Texas and System Energy Resources since 2014
• Director, Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans and System Energy Resources
• Director, Nuclear Electric Insurance Limited

Skills and Attributes
As our Chief Financial Officer, Mr. Marsh brings to the Board his extensive executive leadership experience in the utility industry and his deep knowledge of the Company.

Director	Professional Experience
Roderick K. West Age 53 Director Since 2017
Professional Experience

• Group President, Utility Operations, Entergy, Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans and Entergy Texas since 2017
• President, System Entergy Resources since 2017
• Executive Vice President, Entergy 2016 – 2017
• Chief Administrative Officer, Entergy 2010 – 2016
• Director, Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans and System Energy Resources
• Hesburgh Trustee University of Notre Dame
• Director, Electric Power Research Institute

Skills and Attributes

Mr. West brings to the Board his extensive senior management and leadership experience and deep knowledge of the utility industry gained through his role as Group President, Utility Operations and his senior level management positions with Entergy.

Shareholder Nominating Procedures
Since Entergy possesses the voting power to elect all of our directors, we do not have any formal procedures by which our shareholders may recommend nominees to our Board.
Non-Director Executive Officers
Below is biographical information about each of our non-director executive officers, including their age as of July 16, 2021, business experience, directorships of other publicly-owned corporations (if any) and other professional affiliations. Our officers are appointed by our Board and hold office until either their successors have been duly elected or they are removed by the Board.
Officer	Professional Experience
Marcus V. Brown Age 59
• Executive Vice President and General Counsel of Entergy, Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans, Entergy Texas, and System Energy Resources since 2013
• Director, Energy Mutual Insurance

Leo P. Denault Age 61
• Chairman of the Board and Chief Executive Officer, Entergy since 2013
• Chief Executive Officer, Entergy Services since  February 2013
• Director, Edison Electric Institute, Institute of Nuclear Power Operations, Atlanta Center Regional Governing Board of the World Association  of Nuclear Operators and Jobs for America’s Graduates

Kimberly A. Fontan Age 48
• Senior Vice President and Chief Accounting Officer, Entergy, Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans, Entergy Texas and System Energy Resources since 2019
• Vice President, System Planning, Entergy Services 2017 – 2019
• Vice President, Regulatory Services, Entergy Services 2015 – 2017

Family Relationships
None of our directors are related by blood, marriage, or adoption to any other director, executive officer or other key employee.
Arrangements Between Officers and Directors
To our knowledge, there is no arrangement or understanding between any of our directors or officers and any other person pursuant to which the director or officer was elected to serve. Other than Ms. Rainer, our directors and officers are selected from Entergy’s officers.

CORPORATE GOVERNANCE
NYSE Listing Standards
The New York Stock Exchange (“NYSE”) exempts companies whose only listed securities are preferred stock or debt from most of its corporate governance requirements, including the requirement to have a board composed of a majority of independent directors.
Director Independence
All of the Company’s directors are officers of the Company or its affiliates, and therefore, do not meet the independence standards of the NYSE rules. As discussed above, we are exempt from the NYSE corporate governance standard requiring a board composed of a majority of independent directors. We are relying on this exemption provided under the NYSE rules.
Board Leadership Structure and Role in Risk Oversight
The Board is responsible for the control and direction of the Company. Our Chair of the Board is our Chief Executive Officer, Sallie Rainer. The Board believes that this leadership structure is appropriate given Ms. Rainer’s deep involvement with the Company and the utility industry. Entergy’s board of directors provides oversight for it and all of its affiliates, including the Company, with respect to the overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters.
Board Committees
The Company’s Board does not have any standing committees. However, the Entergy board committees described below review and consider matters affecting the Company as part of their oversight of Entergy and its subsidiaries. The chairs and members of those committees are appointed annually and are composed entirely of independent directors as defined by NYSE rules and Entergy’s Corporate Governance Guidelines. Each committee operates pursuant to a written charter. Entergy’s Corporate Governance Guidelines, the charters of its Audit, Corporate Governance and Personnel Committees, Code of Entegrity and the Code of Business Conduct and Ethics (the “Code of Conduct”), including any amendments or waivers, are available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests a copy from Entergy’s Secretary.
The information below describes the current chairs, membership and key responsibilities of each of Entergy’s board committees.
Audit Committee
Members: Patrick J. Condon (Chair), Philip L. Frederickson, M. Elise Hyland and Karen A. Puckett. The Audit Committee held 9 meetings in 2020. Each member of the Audit Committee satisfies the heightened independence standards and qualification criteria and is financially literate in accordance with the NYSE and Securities and Exchange Commission (“SEC”) rules. Mr. Condon and Mr. Frederickson have been determined to be Financial Experts as defined by the SEC.
Key Responsibilities:
•	Oversees accounting and financial reporting processes and the audits of financial statements;
•	Assists the Entergy board in fulfilling its oversight responsibilities with respect to compliance with legal and regulatory requirements, including disclosure controls and procedures;
•	Decides whether to appoint, retain or terminate the independent auditors;
•	Pre-approves all audit, audit-related, tax and other services, if any, provided by the independent auditors;
•	Appoints and oversees the work of Entergy’s Vice President, Internal Audit and assesses the performance of the Internal Audit Department; and
•	Prepares the Audit Committee Report.

Corporate Governance Committee
Members: Blanche L. Lincoln (Chair), Brian W. Ellis, Alexis M. Herman and Stuart L. Levenick. The Corporate Governance Committee held 7 meetings in 2020.
Key Responsibilities:
•	Develops policies and practices relating to corporate governance and reviews compliance with Entergy’s Corporate Governance Guidelines;
•	Recommends the director nominees for approval by the Entergy board and shareholders;
•	Establishes and implements self-evaluation procedures for the Entergy board and its committees, including individual director evaluations;
•	Reviews annually and makes recommendations to the Entergy board on the form and amount of Entergy non-employee director compensation; and
•	Provides oversight of Entergy’s sustainability strategies, policies and practices, including those relating to climate change and corporate social responsibility.
Finance Committee
Members: Philip L. Frederickson (Chair), John R. Burbank, Kirkland H. Donald and M. Elise Hyland. The Finance Committee held 9 meetings in 2020.
Key Responsibilities:
•	Oversees corporate capital structure and budgets and recommends approval of capital projects;
•	Oversees financial plans and key financial risks;
•	Reviews and makes recommendations to the Entergy board regarding financial policies, strategies, and decisions, including Entergy’s dividend policy;
•	Reviews investing activities; and
•	Reviews and makes recommendations to the Entergy board with respect to significant investments, including large capital projects.
Personnel Committee
Members: Karen A. Puckett (Chair), John R. Burbank, Brian W. Ellis, Alexis M. Herman and Blanche L. Lincoln. The Personnel Committee held 10 meetings in 2020. Each member of the Personnel Committee satisfies the heightened independence standards and qualification criteria in the NYSE and SEC rules.
Key Responsibilities:
•	Determines and approves the compensation of Entergy’s Chief Executive Officer and other senior executive officers;
•	Approves or makes recommendations to the Entergy board to approve incentive, equity-based and other compensation plans;
•	Develops and implements compensation policies;
•	Evaluates the performance of Entergy’s Chairman and Chief Executive Officer;
•	Reports at least annually to the Entergy board on succession planning, including succession planning for Entergy’s Chief Executive Officer; and
•	Provides oversight of organizational health and diversity and inclusion strategies.
Director Attendance
Board Meetings
In 2020, our Board of Directors held 4 meetings. All of our incumbent directors attended all of the meetings held in 2020.

Annual Shareholder Meeting
As the sole owner of all of the shares of our common stock, which possesses 79% of the voting power in the election of directors, Entergy has the ability to elect all of the Company’s directors. Accordingly, as permitted by our Certificate of Formation and bylaws, we do not hold an annual meeting of shareholders, and instead, annually, members of our Board are elected through a written consent executed by Entergy.
Shareholder Communication With Our Board
Our shareholders and other interested parties may communicate with members of the Board by submitting such communications in writing to our Corporate Secretary, c/o Entergy Corporation, 639 Loyola Avenue, New Orleans, Louisiana, 70113 or by email at etrbod@entergy.com, who, upon receipt of any communication will note the date the communication was received, open the communication, make a copy of it for our files, and promptly forward the communication to the director(s) to whom it is addressed. However, spam, junk mail, mass mailings, service complaints, service inquiries, new service suggestions, resumes and other forms of job inquiries, surveys, business solicitations and advertisements or requests for donations and sponsorships will not be forwarded.
Business Ethics and Conduct
All employees of an Entergy system company, including our Chief Executive Officer, Chief Financial Officer and other senior members of management, are required to abide by our Code of Entegrity, which sets forth the ethical responsibilities of our employees, officers and representatives. Our Code of Entegrity, along with other Entergy policies on business conduct, helps ensure that our business is conducted in a consistently legal and ethical manner. Entergy’s policies form the foundation of a comprehensive process that includes compliance with corporate policies and procedures, an open relationship among employees to foster good business conduct, and a high level of integrity. Entergy’s policies and procedures cover all major areas of professional conduct, including employment practices, conflicts of interest, intellectual property and the protection of confidential information, and require strict adherence to laws and regulations applicable to the conduct of our business. Annually, all employees with computer access are required to acknowledge that they are familiar with the Code of Entegrity and agree to uphold Entergy’s core values and follow Entergy’s policies.
Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Entergy’s policies. Retaliation against any employee who in good faith seeks advice, raises a concern, reports misconduct, or provides information in an investigation is strictly prohibited. Entergy’s Internal Audit department has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and to allow for confidential and anonymous submissions by employees with concerns regarding questionable accounting or auditing matters.
Code of Business Conduct and Ethics
Our directors, officers and employees are required to comply with the Code of Conduct. The Code of Conduct is intended to focus individuals on areas of ethical risk, help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty, accountability and mutual respect. It covers a wide range of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with applicable laws and regulations, and oversight of ethics and compliance by employees of the Company.
Anti-Hedging Policy
Entergy has adopted an anti-hedging policy that prohibits officers, directors and employees of Entergy and its affiliates, including the Company, from entering into hedging or monetization transactions involving Entergy’s common stock. Prohibited transactions include, without limitation, zero-cost collars, forward sale contracts, purchase or sale of options, puts, calls, straddles or equity swaps or other derivatives that are directly linked to Entergy’s stock or transactions involving “short-sales” of Entergy’s stock. The Entergy board adopted this policy to require officers, directors and employees to continue to own Entergy stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with those of Entergy’s other shareholders.

Review and Approval of Related Party Transactions
Entergy’s board of directors has adopted a written Related Party Transaction Approval Policy that applies to any transaction or series of transactions in which Entergy or a subsidiary is a participant:
•	When the amount involved exceeds $120,000; and
•
When a Related Party (a director or executive officer of Entergy or any subsidiary, any nominee for director, any shareholder owning an excess of 5% of the total equity of Entergy and any immediate family member of any such person) has a direct or indirect material interest in such transaction (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

The policy is administered by Entergy’s Corporate Governance Committee. The committee will consider relevant facts and circumstance in determining whether or not to approve or ratify such a transaction and will approve or ratify only those transactions that are, in the committee’s judgment, appropriate or desirable under the circumstances. The Corporate Governance Committee has determined that certain types of transactions do not create or involve a direct or indirect material interest, including (i) compensation and related party transactions involving a director or an executive officer solely resulting from service as a director or employment with the Company as long as the compensation is approved by Entergy’s board of directors (or an appropriate committee); (ii) transactions involving public utility services at rates or charges fixed in conformity with law or governmental authority; or (iii) all business relationships between Entergy and a Related Party made in the ordinary course of business on terms and conditions generally available in the marketplace an in accordance with applicable law. To Entergy’s knowledge, since January 1, 2020, neither the Company nor any of its affiliates has participated in any Related Party transaction.
Involvement in Certain Legal Proceedings
To the best of our knowledge, none of our directors or officers has been involved in any of the following events during the past ten years:
1)	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2)	any conviction in a criminal proceeding or being a named subject to a pending criminal proceeding (excluding traffic violations and minor offenses);
3)
being subject to any order, judgment, or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities;

4)	being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law;
5)
being the subject of, or a party to, any federal or state, judicial or administrative order, judgment, decree or finding not subsequently reversed, suspended or vacated relating to an alleged violation of (a) any federal or state securities or commodities law or regulations, (b) any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6)
being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section (1a)(40) of the Commodity Exchange Act) or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or person associated with a member.

Director Compensation
All of the Company’s directors are employees of Entergy or its subsidiaries, and do not receive any additional compensation for their service as a director of the Company. The compensation received by the Company’s directors who are also Named Executive Officers (“NEOs”) is shown in the 2020 Summary Compensation Table on page 29.

AUDIT MATTERS
Fiscal Year 2020
Deloitte & Touche LLP and their affiliates (“Deloitte”) served as the independent registered public accounting firm for Entergy and its subsidiaries, including the Company, in 2020. Deloitte is an independent public accounting firm registered with the Public Company Accounting Oversight Board (the “PCAOB”).
Aggregate fees allocated to the Company by Deloitte for the years ended December 31, 2020 and 2019 were as follows:
	2020	2019
Audit Fees	$1,258,220	$1,165,125
Audit-Related Fees(a)	–	–

Total audit and audit-related fees	$1,258,220	$1,165,125
Tax Fees	–	–
All Other Fees	–	–

Total Fees(b)	$1,258,220	$1,165,125
(a)	Includes fees for employee benefit plan audits, consultation on financial accounting and reporting, and other attestation services.
(b)	100% of fees paid in 2020 and 2019 were pre-approved by Entergy’s Audit Committee.
Audit Committee Guidelines for Pre-Approval of Independent Auditor Services
The Audit Committee has adopted the following guidelines regarding the engagement of Entergy’s independent auditor to perform services for Entergy and its subsidiaries:
1.
The independent auditor will provide the Entergy Audit Committee, for approval, an annual engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit-related services, tax services, and all other services).

2.
For other permissible services not included in the engagement letter, Entergy management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval. Management and the independent auditor must agree that the requested service is consistent with the SEC’s rules on auditor independence prior to submission to the Audit Committee. The Audit Committee, at its discretion, will pre-approve permissible services and has established the following additional guidelines for permissible non-audit services provided by the independent auditor:

•	Aggregate non-audit service fees are targeted at fifty percent or less of the approved audit service fee.
•
All other services should only be provided by the independent auditor if it is a highly qualified provider of that service or if the Audit Committee pre-approves the independent audit firm to provide the service.

3.	The Audit Committee will be informed quarterly as to the status of pre-approved services actually provided by the independent auditor.
4.
To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Audit Committee Chair or its designee the authority to approve permissible services and fees. The Audit Committee Chair or designee will report action taken to the Audit Committee at the next scheduled Audit Committee meeting.

5.	The Vice President and General Auditor will be responsible for tracking all independent auditor fees and will report quarterly to the Audit Committee.
The information contained in the following Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Entergy Audit Committee Report
The Entergy Corporation Board of Directors’ Audit Committee is comprised of four independent directors. The committee operates under an Entergy board-adopted written charter which was revised most recently in May 2019. The Entergy board has determined that each member of its Audit Committee has no material relationship with Entergy under the Entergy board’s independence standards and that each is independent and financially literate under the listing standards of the NYSE and under the SEC’s standards relating to the independence of audit committees. In addition, Entergy’s board has determined that Messrs. Condon and Frederickson satisfy the financial expertise requirements of the NYSE and have the requisite experience to be designated an audit committee financial expert as that term is defined by the rules of the SEC.
Management is responsible for the preparation, presentation and integrity of Entergy’s and its subsidiaries’ financial statements and for maintaining appropriate accounting and financial reporting policies and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee is responsible for overseeing Entergy’s accounting and financial reporting processes and audits of Entergy’s financial statements. As set forth in its charter, the Audit Committee acts in an oversight capacity and relies on the work and assurances of management, Entergy’s internal auditors, as well as Entergy’s independent registered public accounting firm, Deloitte & Touche. Deloitte & Touche is responsible for auditing the consolidated financial statements of Entergy and expressing an opinion on their conformity with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting in accordance with the requirements of the PCAOB.
The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work performed by Deloitte & Touche. In fulfilling its oversight responsibility, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.
The Audit Committee held 9 meetings during 2020. The meetings were designed to facilitate and encourage private communication between the Audit Committee and management, the internal auditors and Deloitte & Touche. During these meetings, the Audit Committee reviewed and discussed the audited annual financial statements, the unaudited interim financial statements and significant accounting policies applied by Entergy and its subsidiaries in their financial statements with management and Deloitte & Touche. The Audit Committee also has discussed with, and received regular status reports from Entergy’s General Auditor and Deloitte & Touche on the overall scope and plans for their audits of Entergy, including their scope and plans for evaluating the effectiveness of internal control over financial reporting as required by applicable rules of the PCAOB and applicable SEC rules. On a regular basis, the Audit Committee reviews Entergy’s cybersecurity risk management practices and performance, primarily by receiving reports on the Company’s cybersecurity management program as prepared by the Chief Information Officer, Chief Security Officer, and General Auditor.
The discussions with Deloitte & Touche also included the matters required to be discussed by the applicable requirements of the SEC and PCAOB, including Critical Audit Matters. The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche, its independence. As required by SEC rules, lead audit partners are rotated every five years. The Audit Committee is directly involved in the selection process of the current and prior lead partners. One or more members of the Audit Committee meet with candidates for the lead audit partner and the committee discusses the appointment before the rotation occurs. Deloitte & Touche provides no internal audit services for Entergy or its subsidiaries and the Audit Committee has concluded that non-audit services provided by Deloitte & Touche are compatible with maintaining its independence.
Based on the above-referenced reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”), and the Board approved this recommendation.
The Audit Committee of the Entergy Corporation Board of Directors:
Patrick J. Condon, Chair	M. Elise Hyland
Philip L. Frederickson	Karen A. Puckett

EXECUTIVE OFFICER COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes Entergy’s executive compensation policies, programs, philosophy and decisions regarding the Named Executive Officers (“NEOs”) for 2020. It also explains how and why the Personnel Committee of Entergy’s board of directors arrived at the specific compensation decisions involving the NEOs in 2020 who were:
Name	Title
Sallie T. Rainer	President and Chief Executive Officer
Marcus V. Brown	Executive Vice President and General Counsel
Leo P. Denault	Chairman of the Board and Chief Executive Officer, Entergy
Andrew S. Marsh	Executive Vice President and Chief Financial Officer
Roderick K. West	Group President, Utility Operations
Messrs. Brown, Denault, Marsh, and West hold the positions referenced above as executive officers of Entergy and are members of Entergy’s Office of the Chief Executive (“OCE”). No additional compensation was paid in 2020 to any of these officers for their service as an NEO of the Company.
Overview
Entergy’s Compensation Principles and Philosophy
Entergy’s executive compensation programs are based on a philosophy of pay for performance that supports its strategy and business objectives. It believes the executive pay programs:
•	Motivate its management team to drive strong financial and operational results by linking pay to performance.
•	Attract and retain a highly experienced, diverse and successful management team.
•	Incentivize and reward the achievement of results that are deemed by the Personnel Committee to be consistent with the overall goals and strategic direction that the Entergy board has approved.
•	Create sustainable value for the benefit of all of Entergy’s stakeholders, including its customers, employees, communities and owners.
•
Align the interests of the executives and Entergy’s investors in its long-term business strategy by directly tying the value of equity-based awards to Entergy’s stock price performance and relative total shareholder return.

Executive Compensation Best Practices:
Entergy regularly reviews its executive compensation programs to align them with commonly viewed best practices in the market and to reflect feedback from discussions with Entergy’s investors on executive compensation.
What Entergy Does	What Entergy Doesn’t Do

✔ Executive compensation programs are highly correlated to performance and focused on long-term value creation
✔ Double trigger for cash severance payments and equity acceleration in the event of a change in control
✔ Clawback policy
✔ Maximum payout capped at 200% of target for annual incentive awards and Long-Term Performance Unit Program for members of the OCE
✔ Rigorous goal setting aligned with externally disclosed annual and multi-year financial targets
✔ Minimum vesting periods for equity-based awards
✔ Long-term compensation mix weighted more toward performance units than service-based equity awards
✔ All long-term incentive compensation is settled in Entergy common stock
✔ Rigorous stock ownership and share retention requirements
✔ Annual Say on Pay vote
✔ Annual Compensation Risk Assessment

✘ No 280G tax “gross up” payments in the event of a change in control
✘ No tax “gross up” payments on any executive perquisites for members of the OCE, other than relocation benefits
✘ No option repricing or cash buy-outs for underwater options without shareholder approval
✘ No agreements providing for severance payments to executive officers that exceed 2.99 times annual base salary and annual incentive awards without shareholder approval
✘ No unusual or excessive perquisites
✘ No hedging or pledging of Entergy common stock
✘ No fixed term employment agreements
✘ No new officer participation in the System Executive Retirement Plan
✘ No grants of supplemental service credit to newly-hired officers under any of Entergy’s non-qualified retirement plans

How Entergy Makes Compensation Decisions
The Personnel Committee oversees the executive compensation programs and policies with the advice of its independent compensation consultant and support from Entergy’s management team.
Personnel Committee	•	Entergy’s Personnel Committee is responsible for the review and approval of all aspects of our executive compensation programs and policies.
	•	Among its duties, the Personnel Committee is responsible for approving the compensation for all members of the OCE, including:
		•	Annual review of the compensation elements and mix of elements for the following year;
		•	Annual review and approval of incentive program design, goals and objectives for alignment with our compensation and business strategies;
		•	Evaluation of Entergy and individual performance results in light of these goals and objectives;
		•	Evaluation of the competitiveness of each executive officer’s total compensation package;
		•	Approval of any changes to our executive officers’ compensation, including but not limited to, base salary, annual and long-term incentive award opportunities and retention programs;
		•	Evaluation of the performance of Entergy’s Chairman and Chief Executive Officer; and
		•	Reporting, at least annually, to Entergy’s board on succession planning.
•
The committee also receives reports and engages on other significant matters affecting the general employee population, including workforce diversity, inclusion and belonging (“DIB”), organizational health and safety.

•
The Personnel Committee has the sole authority to hire its compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement.

Management	•
Entergy’s Chief Executive Officer and Chief Human Resource Officer (“CHRO”) work closely with the Personnel Committee in managing the executive compensation programs and attend meetings of the Personnel Committee. Mr. Denault and Entergy’s CHRO, Kathryn Collins since she joined Entergy, attended all of the Personnel Committee meetings held in 2020.

•
Entergy’s Chief Executive Officer reviews with the committee the performance of the members of the OCE other than himself and makes recommendations to the committee regarding compensation for these executive officers.

Independent Compensation Consultant	•	During 2020, Pay Governance, LLC (“Pay Governance”) assisted the Personnel Committee with its responsibilities related to Entergy’s executive compensation programs.
	•	Pay Governance:
		•	Regularly attended meetings of the committee;
		•	Conducted studies of competitive compensation practices;
		•	Identified Entergy’s market surveys and proxy peer group;
		•	Provided updates on executive compensation trends and regulatory developments;
		•	Reviewed base salary, annual incentives and long-term incentive compensation opportunities relative to competitive practices; and
		•	Developed conclusions and recommendations related to Entergy’s executive compensation programs for consideration by the committee.

2021 Executive Compensation Program Enhancements
Annual Incentive Awards. Feedback from Entergy’s investors has indicated that environmental, social and governance (or ESG) issues are being viewed as increasingly vital to long-term performance. In addition, investors are expecting more transparency regarding corporate ESG commitments. This echoes Entergy’s own commitment to ESG and all of its critical stakeholders. Thus, Entergy conducted a comprehensive review of its incentive program in 2020 to identify and prioritize the optimal incentive metrics – including ESG goals – to use in the 2021 program. Historically, Entergy has used two financial measures to determine the Entergy Achievement Multiplier (“EAM”), which is the performance metric used to determine the maximum funding available for annual incentive awards. ESG and other performance metrics were considered in determining the allocation of incentive funds to certain workgroups and individual recipients. However, to demonstrate Entergy’s strong commitment to its ESG goals, and to more explicitly link compensation to the interests of its stakeholders, the EAM will be determined based on financial and non-financial measures beginning in 2021. Specifically, a financial measure will be weighted 60%, while quantitative and qualitative non-financial measures, including ESG metrics, will account for the remaining 40%.
Financial Measure: Keeping with the committee’s goal of aligning performance measures with financial results that link to externally communicated investor guidance, ETR Tax Adjusted Earnings per share or ETR Tax Adjusted EPS will continue to be used as the financial measure to determine 60% of the EAM. ETR Tax Adjusted EPS is based on Entergy’s Adjusted Earnings Per Share (“ETR Adjusted EPS”), which is the earnings measure that is used for external guidance. ETR Adjusted EPS adjusts Entergy’s as reported (GAAP) earnings per share results to eliminate the impact of its Entergy Wholesale Commodities (“EWC”) business, significant tax items and other non-routine items. To arrive at ETR Tax Adjusted EPS, ETR Adjusted EPS is adjusted to add back the effect of significant tax items, and to eliminate the effect of: (i) major storms, including the impact on total debt of pending securitizations, (ii) the resolution of certain unresolved regulatory litigation matters, (iii) unrealized gains or losses on equity securities, (iv) potential effects of federal income tax law changes, and (v) elective contributions to pension plans or trusts related to non-qualified post-retirement benefits that deviate from original plan assumptions.
Non-Financial Measures: The following non-financial metrics will be used to determine 40% of the EAM for 2021:
Measure	Description	Rationale
Safety	Quantitative measure of serious injury and fatalities per 100 employees or contractors as defined by EEI.	•	Ensures a safe and incident-free workplace is maintained for all of Entergy’s employees and contractors.
DIB
Overall qualitative assessment of DIB key performance indicators assessed in the workforce, workplace and marketplace, informed by quantitative measures; progress on DIB initiatives; and responsiveness to emergent issues.
•
Reinforces the commitment to be a fair and equitable work environment that is welcoming to all and allows Entergy to attract and retain superb talent, allowing it to execute its strategy to be the Premier Utility.

		•	Drives an engaged workforce; customer-centric service and solutions; enhancement of owner value; and community partnerships.

Measure	Description	Rationale
Environmental Stewardship	Assessment of progress toward environmental commitments through performance on key initiatives and Utility CO2 emission rate outcomes.	•
Reinforces Entergy’s commitment to long-term sustainability and a reduced impact on the environment. Ensures accountability for achieving its significant external commitments to reduce carbon emissions.

Customer Net Promoter Score	Utilize quantitative Residential Net Promoter Score benchmark survey process.	•	Incentivizes actions that drive positive customer outcomes (as measured through customer feedback) including impacts on reliability improvements, responsiveness, continuous improvement and innovation.
		•	Signals overall health and loyalty of Entergy’s customer relationship.
Targets for each of the non-financial measures will be clearly defined and will be designed to drive employee behaviors that support all four of Entergy’s stakeholders – customers, employees, communities and our owners.
Long-Term Performance Incentive Program (“LTIP”). In recent performance periods, Entergy has used two financial measures to determine awards under the LTIP – a cumulative earnings per share (“EPS”) measure (most recently cumulative ETR Adjusted EPS) and relative total shareholder return (“TSR”). To emphasize the importance of strong cash generation for the long-term health of its business, Entergy is replacing the EPS measure with a credit measure – adjusted FFO/Debt ratio for the 2021 – 2023 performance period. The adjusted FFO/Debt ratio is the ratio of: (i) adjusted funds from operations calculated as operating cash flow adjusted for allowance for funds used during construction, working capital and the effects of securitization revenue, and the pre-defined exclusions discussed above for the annual incentives; to (ii) total debt, excluding outstanding or pending securitization debt. The Personnel Committee decided to use this ratio because it emphasizes financial stability, noting that a financially healthy utility creates the capacity to make investments on behalf of customers, addresses the needs of communities, provides low-cost access to capital markets and promotes employee confidence. Relative TSR will continue to be used as the other performance measure for the 2021 – 2023 LTIP performance period, with relative TSR weighted 80% and the credit measure weighted 20%. Relative TSR measures Entergy’s total TSR relative to the TSR of the companies in the Philadelphia Utility Index as of December 31, 2020. Targets for the LTIP performance measures will include the same exclusions that will be used to determine the annual incentive financial measure targets.
2020 Incentive Payouts
Performance measures and targets for the 2020 annual incentive awards were determined by the Personnel Committee in January 2020 and the targets and measures for the 2018 – 2020 LTIP performance cycle were established in January 2018. In January 2021, the Personnel Committee certified the results for the EAM for the 2020 annual incentive awards and the 2018 – 2020 LTIP performance cycle. The Personnel Committee did not make any adjustments to the targets for either program for the impact of COVID-19 on Entergy and its subsidiaries.
Entergy believes the 2020 incentive pay outcomes for the NEOs demonstrate the application of its pay for performance philosophy.

Annual Incentive Awards
The Personnel Committee determined that the 2020 EAM would be based on two equally weighted performance metrics:
•
ETR Tax Adjusted Earnings Per Share (“ETR Tax Adjusted EPS”): Entergy uses a single non-GAAP earnings measure for guidance and investor reporting purposes that reflects its ongoing business. This measure, Entergy Adjusted Earnings Per Share (“ETR Adjusted EPS”) adjusts Entergy’s as reported (GAAP) earnings per share results to eliminate the impact of its EWC business, significant tax items and other non-routine items. ETR Tax Adjusted EPS is based on the externally reported ETR Adjusted EPS, which is then adjusted to add back the effect of significant tax items, and to eliminate the effect of major storms, the resolution of certain unresolved regulatory litigation matters, changes in federal income tax law and unrealized gains or losses on equity securities (the “Pre-Determined Exclusions”), as well as other items the Personnel Committee may consider appropriate adjustments based on management accountability and business rationale.

•
Entergy Adjusted Operating Cash Flow (“ETR Adjusted OCF”): ETR Adjusted OCF is calculated based on Entergy’s as-reported (GAAP) operating cash flow, adjusted to eliminate the effect of any Pre-Determined Exclusions.

The 2020 annual incentive award targets and results determined by the Personnel Committee were:
Annual Incentive Program Performance Goals	2020 Targets	2020 Results
ETR Tax Adjusted EPS ($)	5.60	6.90
ETR Adjusted OCF ($ billions)	3.450	3.127
EAM as a percentage of target	100%	120%
Average NEO Payout (as a percentage of target)		119%
In January 2021, the Personnel Committee determined that ETR Tax Adjusted EPS exceeded the maximum by $1.30, but fell short of achieving its ETR Adjusted OCF target of $3.45 billion by approximately $323 million, leading to a preliminary EAM of 118%. In recognition of management’s success in achieving positive outcomes in 2020 on certain strategic efforts deemed critical to Entergy’s long-term success, the committee exercised its discretion to increase the EAM by 2% to 120%. Based on each NEO’s individual accountabilities and accomplishments, the committee then determined individual annual incentive awards of 115% to 122% of the target opportunity for each of the NEOs.
Long-Term Performance Unit Program
In January 2018, the Personnel Committee chose relative TSR and Cumulative Adjusted Utility, Plant & Other Earnings Per Share (“Cumulative Adjusted UP&O EPS”), each weighted equally, as the performance measures for the 2018 – 2020 LTIP performance period. Cumulative Adjusted UP&O EPS adjusts Entergy’s cumulative operational Utility, Parent & Other results to eliminate the impact of tax items and weather. Similar to the way targets are established for the annual incentive awards, the relative TSR and Cumulative Adjusted UP&O EPS performance measures were established by the Personnel Committee after the Entergy board’s review of Entergy’s strategic plan.
The targets and results for the 2018 – 2020 LTIP performance period as determined by the Personnel Committee were:
LTIP Results	2018 – 2020 LTIP Target	2018 – 2020 LTIP Result
Relative TSR	Median	2nd Quartile
Cumulative Adjusted UP&O EPS ($)	15.20	15.25
Payout (as a percentage of target)	100%	126%

What Entergy Pays and Why
Principal Executive Compensation Elements
The principal components of Entergy’s 2020 executive compensation programs and the purpose of each component were:
Compensation Element	Form	Performance Metrics	Primary Purpose	Vesting Period	Subject to Clawback
Base Salary	Cash	N/A	Provides a base level of competitive cash compensation for executive talent.	N/A	N/A
Annual Incentive	Cash	ETR Tax Adjusted EPS (50%) ETR Adjusted OCF (50%)	Motivates and rewards executives for performance on key financial measures during the year.	1 year	✔
Long-Term Performance Units	Equity	Relative TSR (80%) Cumulative ETR Adjusted EPS (20%)	Focuses the executive officers on building long-term shareholder value, growing earnings and increases executives’ ownership of Entergy common stock.	3 years	✔
Stock Options	Equity	N/A	Align interests of executives with long-term shareholder value, provide competitive compensation, and increase executives’ ownership in Entergy common stock.	3 years	✔
Restricted Stock	Equity	N/A	Aligns interests of executives with long-term shareholder value, provides competitive compensation, retains executive talent and increases the executives’ ownership in Entergy common stock.	3 years	✔
Competitive Positioning
Market Data for Compensation Comparison
Annually, the Personnel Committee reviews:
•	Published and private compensation survey data compiled by Pay Governance;
•	Both utility and general industry data to determine total cash compensation (base salary and annual incentive) for non-industry specific roles;
•	Data from utility companies to determine total cash compensation for management roles that are utility-specific, such as Group President, Utility Operations; and
•	Utility market data to determine long-term incentives for all positions.
How the Personnel Committee Uses the Market Data
The Personnel Committee uses this survey data to develop compensation opportunities that are designed to deliver total direct compensation (“TDC”) within a targeted range of approximately the 50th percentile of the surveyed companies in the aggregate. In most cases, the committee considers its objectives to have been met if Entergy’s Chief Executive Officer and the eight other executive officers (including the applicable NEOs) who constitute the OCE each has a target compensation opportunity that falls within a targeted range of 85% - 115% of the 50th percentile of the survey data. In general, compensation levels for an executive officer who is new to a position tend to be at the lower end of the competitive range, while seasoned executive officers whose experience and skill set are viewed as critical to retain would be positioned at the higher end of the competitive range. Generally, differences in the levels of TDC among the NEOs are primarily driven by the scope of their responsibilities, differences in the competitive market pay range for similar positions, performance and considerations of internal pay equity.
Proxy Peer Group
Although the survey data described above are the primary data used in benchmarking compensation, the committee uses compensation information from the companies included in the Philadelphia Utility Index to evaluate the overall reasonableness of Entergy’s compensation programs and to determine relative TSR for the 2020 – 2022 LTIP performance period. The companies included in the Philadelphia Utility Index at the time the Personnel Committee approved the 2020 compensation model and framework were:
AES Corporation	Consolidated Edison Inc.	El Paso Electric Co.*	Pinnacle West Capital Corporation
Ameren Corporation	Dominion Energy	Eversource Energy	Public Service Enterprise Group, Inc.
American Electric Power Co. Inc.	DTE Energy Company	Exelon Corporation	Southern Company
American Water Works Company, Inc.	Duke Energy Corporation	FirstEnergy Corporation	Xcel Energy, Inc.
CenterPoint Energy Inc.	Edison International	NextEra Energy, Inc.
*El Paso Electric Co. is no longer included in the Philadelphia Utility Index.
2020 Compensation Decisions
Base Salary
When setting the base salaries of the NEOs who are members of the OCE, the Personnel Committee generally targets the range of compensation paid to similarly situated executive officers of the companies included in the market data previously discussed in this Compensation Discussion and Analysis under “Competitive Positioning.” For Ms. Rainer, her salary is established by her immediate supervisor using the same criteria. The base salaries of the NEOs are considered annually as part of the performance review process, and upon a NEO’s promotion or other change in job responsibilities. Based on this review in 2020, and after reviewing the market data above, all of the NEOs, other than Mr. Denault, received increases in their base salaries ranging from approximately 2.50% to 6.15%. In 2020, Mr. Denault did not receive an increase in his base salary. Instead, the Personnel Committee increased Mr. Denault’s TDC by increasing his long-term incentive target opportunities; thereby, increasing the portion of his compensation that is “at risk” and further aligning his interests with those of Entergy’s shareholders.
The following table sets forth the 2019 and 2020 base salaries for the NEOs. Changes in base salaries for 2020 were effective in April.
Named Executive Officer	2019 Base Salary	2020 Base Salary
Sallie T. Rainer	$347,422	$358,713
Marcus V. Brown	$666,250	$690,000
Leo P. Denault	$1,260,000	$1,260,000
Andrew S. Marsh	$650,000	$690,000
Roderick K. West	$714,013	$731,863

Annual Incentive Compensation
STEP 1 – Establish Performance Measures to Determine EAM Pool:
Annually, the Personnel Committee engages in a rigorous process to determine the performance measures that will be used to determine the EAM.
•
The committee’s goal is to establish performance measures that are consistent with Entergy’s strategy and business objectives for the upcoming year, as reflected in its strategic plan, and are designed to drive results that represent a high level of achievement.

•
These measures are approved based on a comprehensive review by the full Entergy board of Entergy’s strategic plan, conducted in December of the preceding year and updated in January to reflect key drivers of anticipated changes in performance from the preceding year.

STEP 2 – Establish Target Achievement Levels:
In January, after Entergy’s strategic plan is updated to reflect any changes from that reviewed in December, the Personnel Committee establishes the specific targets that must be achieved for each performance measure. The Personnel Committee seeks to ensure that the targets:
•	Take into account changes in the business environment and specific challenges and opportunities facing Entergy;
•	Reflect an appropriate balancing of the various risks and opportunities recognized at the time the targets are set; and
•	Are aligned with external expectations communicated to our shareholders.
STEP 3 – Establish NEO Target Opportunities:
In January of each year, the Personnel Committee establishes the target opportunities for the members of the OCE based on its review of the competitive analysis of job-specific market data prepared by Pay Governance as well as the officer’s role, individual performance and internal equity considerations. For the NEOs who are members of the OCE (Messrs. Brown, Denault, Marsh and West), target award opportunities are established based on these factors. For Ms. Rainer, her target award opportunity is determined based on her management level within the Entergy organization. Executive management levels at Entergy range from ML level 1 through ML level 4 (the “ML 1-4 Officers”). At December 31, 2020, Ms. Rainer held a Level 4 position. Accordingly, her incentive award opportunity was determined based on her management level and the external market data developed by the Committee’s independent compensation consultant. The 2020 target opportunities were increased for Mr. Brown, Mr. Marsh and Mr. West to align more closely with market data and internal pay equity. Mr. Denault’s 2020 target opportunity was unchanged from the level set in 2019 due to the Personnel Committee’s decision to increase his TDC by increasing his long-term incentive target opportunities. Ms. Rainer’s 2020 target opportunity was comparable to the level set for 2019.
STEP 4 – Determine the EAM:
In January, after the end of the fiscal year, the Finance and Personnel Committees jointly review Entergy’s financial results and the Personnel Committee determines the EAM, which represents the level of success in achieving the performance objectives established by the committee and determines the maximum funding level of the annual incentive program, as a percentage of the total target opportunity.
STEP 5 – Determine Annual Incentive Awards:
To determine individual executive officer awards under the annual incentive program, the Personnel Committee considers not only each executive’s role in executing on Entergy’s strategies and delivering the financial performance achieved, but also the individual’s accountability for any challenges and achievements Entergy experienced during the year.
Establishing 2020 Financial Measures and Targets
Using the process described above, in December 2019, the Personnel Committee decided to use ETR Tax Adjusted EPS and ETR Adjusted OCF, with each measure weighted equally, as the performance measures for determining the 2020 EAM pool. ETR Tax Adjusted EPS is based on ETR Adjusted EPS, which is the primary earnings measure used by Entergy externally and the measure on which it provides annual earnings guidance. To arrive at ETR Tax Adjusted EPS, ETR Adjusted EPS is adjusted to add back the effect of any significant tax items that were excluded to arrive at ETR Adjusted EPS and to eliminate the effects, if any, of the Pre-Determined Exclusions. ETR Adjusted OCF, is calculated based on Entergy’s as-reported (GAAP) operating cash flow, adjusted to eliminate the effect of any significant non-routine items not representative of the ongoing business, such as items associated with the decisions to sell or close the EWC nuclear plants, and any Pre-Determined Exclusions. The Personnel Committee determined that ETR Tax Adjusted EPS and ETR Adjusted OCF were the appropriate metrics to use for annual incentives in 2020 because:
•	They are based on objective financial measures that Entergy and its investors consider to be important in evaluating its financial performance;
•	They are based on the same metrics we use for internal and external financial reporting; and
•	They provide both discipline and transparency.
The Personnel Committee considered it appropriate to use ETR Tax Adjusted EPS, which adds back the effect of significant tax items that may have been excluded from ETR Adjusted EPS, as the earnings measure because of the significant financial benefits to Entergy resulting from such tax items and the management effort required to achieve them. The committee also considered the appropriateness of excluding the effect of each of the specific Pre-Determined Exclusions it had identified from each of the financial measures. It viewed the exclusion of major storms as appropriate because although Entergy includes estimates for storm costs in its financial plan, it does not include estimates for a major storm event, such as a hurricane. The Personnel Committee considered the exclusion of any unanticipated effects of the tax reform legislation adopted at the end of 2017 to be appropriate because of the lingering uncertainty around those effects and the inability of management to impact those results. The Personnel Committee approved the other exclusions from reported results — for the impact of certain legacy unresolved regulatory litigation and unanticipated unrealized gains and losses on securities held by Entergy’s nuclear decommissioning trusts — primarily because of management’s inability to influence either of the related outcomes. The Personnel Committee further provided that in determining the 2020 EAM, the 2020 results would be subject to adjustment for other items the committee may consider appropriate in its review of 2020 performance, considering management accountability and business rationale, and the EAM as so calculated would be subject to further adjustment at the committee’s discretion based on business considerations.
In determining the targets to set for 2020, the Personnel Committee reviewed anticipated drivers and risks to Entergy’s expectations for its adjusted earnings and operating cash flow for 2020 as set forth in Entergy’s financial plan, as well as factors driving the strong financial performance achieved in 2019. The Personnel Committee confirmed that the proposed plan targets for ETR Tax Adjusted EPS and ETR Adjusted OCF reflected significant growth in the core earnings and consolidated operating cash flow measures underlying the annual incentive program targets. The committee also noted that while the 2020 ETR Tax Adjusted EPS target was less than the 2019 results, the 2020 target represented significant growth in the underlying ETR Adjusted EPS both from 2019 results and from the 2019 target, with the primary driver of the higher results in 2019 being certain one-time tax benefits that would not be recurring in 2020. The Personnel Committee also considered the potential impact of a wide range of identified risks and opportunities and confirmed that the related annual incentive program targets reflected a reasonable balancing of such risks and opportunities and an appropriate degree of challenge.

2020 Performance Assessment
The following table shows the 2020 annual incentive program performance metrics and targets established by the Personnel Committee to determine the 2020 EAM and 2020 results:
Annual Incentive Program Targets and Results
		Performance Goals(1)
	Weight	Minimum	Target	Maximum	2020 Results(2)
ETR Tax Adjusted EPS ($)	50%	5.04	5.60	6.16	6.90
ETR Adjusted OCF ($ billions)	50%	3.070	3.450	3.830	3.127
EAM as % of Target		25%	100%	200%	120%
(1)	Payouts for performance between achievement levels are calculated using straight-line interpolation, with no payouts for performance below the minimum achievement level for both performance measures.
(2)	See Appendix A for the reconciliation of non-GAAP financial measures to GAAP results.
In January 2021, the Finance and Personnel Committees jointly reviewed Entergy’s financial results against the performance objectives reflected in the table above. Management discussed with the committees Entergy’s ETR Tax Adjusted EPS and the ETR Adjusted OCF results for 2020, including primary factors explaining how those results compared to the 2020 business plan and annual incentive program targets set in January 2020. ETR Tax Adjusted EPS exceeded the ETR Tax Adjusted EPS target of $5.60 per share by $1.30, but management fell short of achieving its ETR Adjusted OCF target of $3.45 billion by approximately $323 million, leading to a preliminary EAM of 118%. These results reflected a positive adjustment of $0.10 to ETR Tax Adjusted EPS and a positive adjustment of $274 million to ETR Adjusted OCF for the effects on earnings and operational cash flow of major storms impacting Entergy’s service area during 2020, consistent with the Pre-Determined Exclusions approved when the targets were set at the beginning of the year. The results also reflected a positive adjustment of $100 million to ETR Adjusted OCF for the effect on operational cash flow of additional voluntary contributions made to Entergy’s pension plan in 2020 over and above the required level of contributions, which adjustment was made because the committee did not consider it appropriate for management to be penalized in the incentive compensation process for choosing to make such elective contributions, consistent with the Pre-Determined Exclusion for items the committee determined should be excluded based on management accountability and business rationale.
The Personnel Committee considered whether 2020 ETR Tax Adjusted EPS or ETR Adjusted OCF should be adjusted for any other factors that had impacted 2020 results. The committee noted that 2020 revenues and cash flow had been adversely impacted by reduced sales resulting from unfavorable weather, the COVID-19 pandemic and, to a lesser extent, major storms, which collectively reduced ETR Adjusted EPS by approximately $0.71 per share, and ETR Adjusted OCF by approximately $663 million as compared to plan. In addition, the committee noted that ETR Adjusted OCF had been further reduced by approximately $178 million due to increased customer arrearages as a result of regulatory moratoria on customer disconnects following the onset of the pandemic. As noted, both ETR Tax Adjusted EPS and ETR Adjusted OCF were adjusted to reflect the impact of major storms as a Pre-Determined Exclusion. However, the committee decided not to adjust the results to reflect the impact of the COVID-19 pandemic, the disconnect moratoria or the unfavorable weather experienced in 2020.
In addition to the foregoing financial results, the Personnel Committee considered management’s degree of success in achieving various operational and regulatory goals set out at the beginning of the year and in overcoming certain challenges that arose in the business during the course of the year. The committee took note of not only the many ways management had created value for all of Entergy’s key stakeholders during 2020, but also the major challenges that were overcome in the process, including the COVID-19 pandemic and the challenges of responding to three hurricanes in a record-breaking storm season for the Gulf Coast. The committee also noted that despite these challenges, management had remained focused on achieving strong financial results for the benefit of all of its stakeholders while at the same time driving positive outcomes in certain areas that would contribute to the long term sustainability of Entergy, including particularly the achievement of its 2020 CO2 emissions goal, development and announcement of its goal to achieve net zero carbon emissions by 2050, and significant enhancements to its sustainability disclosure and reporting, and substantial progress in other important ESG and sustainability efforts. In recognition of these accomplishments, which the committee considers to be critical to Entergy’s long-term success, the committee exercised its discretion to increase the EAM by 2% to 120%.
To determine individual NEO annual incentive awards for the NEOs who are members of the OCE, the Personnel Committee considered individual performance in executing on Entergy’s strategies and delivering the strong financial performance achieved in 2020. In addition, the Personnel Committee considered the individual’s key accountabilities and accomplishments in relation to certain operational and regulatory challenges Entergy experienced during the year. With these considerations in mind, the Personnel Committee approved payouts ranging from 115% to 120% of target for each of the NEOs who are members of the OCE.
After the EAM was established to determine overall funding for the annual incentive awards, Entergy’s Chief Executive Officer allocated incentive award funding to individual business units based on business unit results. Ms. Rainer’s award was determined based on her key accountabilities, accomplishments, and performance resulting in a payout of 122% of target.
Based on the foregoing evaluation of management performance, the NEOs received the following annual incentive payouts for 2020:
Named Executive Officer	Base Salary	Target as Percentage of Base Salary	Payout as Percentage of Target	2020 Annual Incentive Award
Sallie T. Rainer	$358,713	40%	122%	$175,713
Marcus V. Brown	$690,000	80%	120%	$662,400
Leo P. Denault	$1,260,000	140%	120%	$2,116,800
Andrew S. Marsh	$690,000	85%	120%	$703,800
Roderick K. West	$731,863	80%	115%	$673,314
Long-Term Incentive Compensation
Overview
Long-term incentive compensation, consisting solely of equity awards in 2020, represents the largest portion of executive officer compensation, and as noted earlier, the increase in Mr. Denault’s TDC opportunity was delivered in the form of long-term incentive compensation. Entergy believes the combination of long-term incentives it employs provides a compelling performance-based compensation opportunity, acts in retaining the senior management team, and aligns the interests of Entergy’s executive officers with the interests of its shareholders and customers by enhancing executives focus on Entergy’s long-term goals. In general, Entergy seeks to allocate the total value of long-term incentive compensation 60% to performance units and 40% to a combination of stock options and restricted stock, equally divided in value, based on the value the compensation model seeks to deliver.
For each NEO who is a member of the OCE, a dollar value is established to determine that NEO’s long-term incentive awards target. The targeted award value for each NEO is determined based on market median compensation data for the officer’s role, adjusted to reflect individual performance and internal equity. In January 2020, the Personnel Committee approved the 2020 long-term incentive award target amounts for each NEO with each NEO’s target amount increasing in recognition of the contributions made to Entergy in 2019. This target amount was then converted into the number of performance units, stock options and shares of restricted stock granted to each NEO based on the allocation described above.
In consultation with Entergy’s Chief Executive Officer, the Personnel Committee reviewed Ms. Rainer’s performance, role and responsibilities, strengths, developmental opportunities and internal equity and allocated awards of restricted stock and stock options to her based on these factors. The long-term performance units granted to Ms. Rainer were determined based on the average of the market data for officers within her management level, without regard to her specific job function. Ms. Rainer’s equity awards were then allocated as described above.

2020 Long-Term Incentive Award Mix
Long-Term Performance Unit Program
The NEOs are issued performance unit awards under the LTIP.
•	Each performance unit represents one share of Entergy’s common stock at the end of the three-year performance period, plus dividends accrued during the performance period.
•	The performance units and accrued dividends on any shares earned during the performance period are settled in shares of Entergy common stock.
•	The Personnel Committee sets payout opportunities for the program at the outset of each performance period.
•
No payout under this program will be made if relative TSR for the performance period falls within the lowest quartile of the peer companies in the Philadelphia Utility Index and Cumulative ETR Adjusted EPS is below the minimum performance goal.

•	All shares paid out under the LTIP are required to be retained by Entergy’s officers until applicable executive stock ownership requirements are met.
The LTIP specifies a minimum, target and maximum achievement level, the achievement of which will determine the number of performance units that may be earned by each participant. For the 2020 – 2022 LTIP performance period, the Personnel Committee chose the performance measures and targets set forth below.
2020 – 2022 LTIP Unit Program Period: Measures and Goals(1)
Performance Measures(1)	LTIP Measure Weight	Payout
Relative TSR	80%	Minimum (25%) - Bottom of 3rd Quartile Target (100%) - Median Percentile Maximum (200%) - Top Quartile
Cumulative ETR Adjusted EPS	20%	Minimum (25%) - $16.07 Target (100%) - $17.85 Maximum (200%) - $19.63
(1)	Payouts for performance between achievement levels are calculated using straight-line interpolation, with no payouts for performance below the minimum achievement level for both performance measures.
Performance Measures
Relative TSR
•
The Personnel Committee chose relative TSR as a performance measure because it reflects Entergy’s creation of shareholder value relative to other electric utilities included in the Philadelphia Utility Index over the performance period. By measuring performance in relation to an industry benchmark, this measure is intended to isolate and reward management for the creation of shareholder value that is not driven by events that affect the industry as a whole.

•
Minimum, target and maximum performance levels are determined by reference to the ranking of Entergy’s TSR in relation to the TSR of the companies in the Philadelphia Utility Index. The Personnel Committee identified the Philadelphia Utility Index as the appropriate industry peer group for determining relative TSR because the companies included in this index, in the aggregate, are deemed to be comparable to Entergy in terms of business and scale.

Cumulative ETR Adjusted EPS
•
Cumulative ETR Adjusted EPS, which adjusts Entergy’s as reported (GAAP) results to eliminate the impact of earnings or loss from EWC and other non-routine items, was selected in 2020 as a performance measure because the Personnel Committee wished to incentivize management to achieve steady, predictable earnings growth for Entergy over the 3 year performance period, and because it aligns with the earnings measure used to communicate Entergy’s earnings expectations externally to investors.

•
In a manner similar to the way targets are established for the annual incentives, targets for the Cumulative ETR Adjusted EPS performance measure were established by the Personnel Committee after the Entergy board’s review of Entergy’s strategic plan for the three-year period beginning in 2020 and are consistent with the earnings expectations for Entergy that are communicated to investors. These targets also incorporate the Pre-Determined Exclusions discussed previously with respect to the annual incentive measures.

Stock Options and Restricted Stock
Entergy grants stock options and shares of restricted stock because they align the interests of the executive officers with long-term shareholder value, provide competitive compensation, and increase the executives’ ownership in Entergy common stock. Generally, stock options are granted with a maximum term of ten years, and vest one-third on each of the first three anniversaries of the date of grant. The exercise price for each option granted in 2020 was $131.72, which was the closing price of Entergy’s common stock on the date of grant. Shares of restricted stock vest one-third on each of the first three anniversaries of the date of grant, are paid dividends which are reinvested in shares of Entergy common stock and have full voting rights. The dividend reinvestment shares are subject to forfeiture similar to the terms of the original grant.
2020 Long-Term Incentive Awards
In January 2020, the Personnel Committee granted the following long-term performance units, stock options and shares of restricted stock to each NEO. The number of long-term performance units, stock options and shares of restricted stock were determined as discussed above under “Long-Term Incentive Compensation – Overview.”
Named Executive Officer	2020 – 2022 Target LTIP Units	Stock Options	Shares of Restricted Stock
Sallie T. Rainer	950	4,300	750
Marcus V. Brown	7,571	28,574	3,029
Leo P. Denault	31,263	117,990	12,505
Andrew S. Marsh	9,560	36,079	3,824
Roderick K. West	8,401	31,705	3,361
All of the performance units, shares of restricted stock and stock options granted to the NEOs in 2020 were granted pursuant to the 2019 Omnibus Incentive Plan or 2019 OIP. The 2019 OIP requires both a change in control and an involuntary job loss without cause or a resignation by the NEO for good reason within 24 months following a change in control (a “double trigger”) for the acceleration of these awards upon a change in control.
2020 LTIP Payouts
Payout for the 2018 – 2020 LTIP Performance Period. In January 2018, the Personnel Committee chose relative TSR and Cumulative Adjusted UP&O EPS as the performance measures, each weighted equally, for the 2018 – 2020 LTIP performance period. Cumulative Adjusted UP&O EPS, which adjusted Entergy’s operational Utility, Parent & Other results to eliminate the impact of tax items and weather (the “UP&O Adjustments”), was added as a performance measure because it aligned with Entergy’s externally communicated earnings measure on its core utility business and was the primary measure on which Entergy communicated its long term earnings outlooks in 2018. Similar to the way targets are established for the annual incentive program, targets for the Cumulative Adjusted UP&O EPS performance measure were established by the Personnel Committee after the Entergy board’s review of Entergy’s strategic plan. These targets also exclude the Pre-Determined Exclusions discussed previously with respect to the annual incentive measures, as well as the UP&O Adjustments. The payout was determined based on the achievement of the following performance goals established for both performance measures by the committee at the beginning of the performance period:
2018 – 2020 LTIP Performance Period Measures and Goals
Performance Measure(1)	LTIP Measure Weight	Payout
Relative TSR	50%	Minimum (25%) - Bottom of 3rd Quartile Target (100%) - Median Percentile Maximum (200%) - Top Quartile
Cumulative Adjusted UP&O EPS ($)	50%	Minimum (25%) - $13.68 Target (100%) - $15.20 Maximum (200%) - $16.72
(1)	Payouts for performance between achievement levels are calculated using straight-line interpolation, with no payouts for performance below the minimum achievement level.
In January 2021, the Personnel Committee reviewed Entergy’s TSR and the Cumulative Adjusted UP&O EPS for the 2018 – 2020 LTIP performance period in order to determine the payout to participants based upon the performance measures and range of potential payouts for the 2018 – 2020 LTIP performance period as provided above. The committee compared Entergy’s TSR against the TSR of the companies that were included in the Philadelphia Utility Index throughout the three year performance period, which were:
•	AES Corporation	•	Edison International
•	Ameren Corporation	•	Eversource Energy
•	American Electric Power Co. Inc.	•	Exelon Corporation
•	American Water Works Company, Inc.	•	FirstEnergy Corporation
•	CenterPoint Energy Inc.	•	NextEra Energy, Inc.
•	Consolidated Edison Inc.	•	PG&E Corporation
•	Dominion Energy	•	Public Service Enterprise Group, Inc.
•	DTE Energy Company	•	Southern Company
•	Duke Energy Corporation	•	Xcel Energy, Inc.
As recommended by the Finance Committee, the Personnel Committee concluded that Entergy’s relative TSR for the 2018 – 2020 performance period was in the second quartile, and that Cumulative Adjusted UP&O EPS was $15.25, yielding a payout of 126% of target for the NEOs.
Named Executive Officer	2018-2020 Target	Number of Shares Issued(1)	Value of Shares Actually Issued(2)	Grant Date Fair Value(3)
Sallie T. Rainer	1,650	2,307	$219,442	$135,985
Marcus V. Brown	7,900	11,048	$1,050,886	$651,079
Leo P. Denault	42,700	59,718	$5,680,376	$3,519,121
Andrew S. Marsh	7,900	11,048	$1,050,886	$651,079
Roderick K. West	7,900	11,048	$1,050,886	$651,079
(1)	Includes accrued dividends.
(2)	Value determined based on the closing price of Entergy common stock on January 19, 2021 ($95.12), the date the Personnel Committee certified the 2018 – 2020 performance period results.
(3)	Represents the aggregate grant date fair value calculated in accordance with applicable accounting rules as reflected in the 2018 Summary Compensation Table.

Benefits and Perquisites
The Company’s NEOs are eligible to participate in or receive the following benefits:
Plan Type	Description
Retirement Plans
Entergy-sponsored:

Entergy Retirement Plan - a tax-qualified final average pay defined benefit pension plan that covers a broad group of employees hired before July 1, 2014.
Pension Equalization Plan - a non-qualified pension restoration plan for a select group of management or highly compensated employees who participate in the Entergy Retirement Plan.
System Executive Retirement Plan - a non-qualified supplemental retirement plan for individuals who became executive officers before July 1, 2014.

Savings Plan	Entergy-sponsored 401(k) Savings Plan that covers a broad group of employees.
Health & Welfare Benefits
Medical, dental and vision coverage, health care and dependent care reimbursement plans, life and accidental death and dismemberment insurance, business travel accident insurance, and long-term disability insurance.

Eligibility, coverage levels, potential employee contributions, and other plan design features are the same for the NEOs as for the broad employee population.

2020 Perquisites
Corporate aircraft usage and annual mandatory physical exams. The NEOs who are members of the OCE do not receive tax gross ups on any benefits, except for relocation assistance.

In 2020, club dues and tax gross up payments on this perquisite was provided to Ms. Rainer.

For additional information regarding perquisites, see the “All Other Compensation” column in the 2020 Summary Compensation Table.

Deferred Compensation
The NEOs are eligible to defer up to 100% of their base salary and annual incentive awards into the Entergy sponsored Executive Deferred Compensation Plan. As of December 31, 2020, none of the NEOs participated in this plan.

Executive Disability Plan
Eligible individuals who become disabled under the terms of the plan are eligible for 65% of the difference between their annual base salary and $276,923 (i.e. the annual base salary that produces the maximum $15,000 monthly disability payment under the general long-term disability plan).

Entergy provides these benefits to the NEOs as part of its effort to provide a competitive executive compensation program and because it believes that these benefits are important retention and recruitment tools since many of the companies with which it competes for executive talent provide similar arrangements to their senior executive officers.
Severance and Retention Arrangements
The Personnel Committee believes that retention and transitional compensation arrangements are an important part of overall compensation as they help to secure the continued employment and dedication of the NEOs, notwithstanding any concern that they might have at the time of a change in control regarding their own continued employment. In addition, the Personnel Committee believes that these arrangements are important as recruitment and retention devices, as many of the companies with which Entergy competes for executive talent have similar arrangements in place for their senior employees.
To achieve these objectives, Entergy has established a System Executive Continuity Plan under which ML 1-4 Officers are entitled to receive “change in control” payments and benefits if such officer’s employment is involuntarily terminated without cause or if the officer resigns for good reason, in each case, in connection with a change in control of Entergy and its subsidiaries. Entergy strives to ensure that the benefits and payment levels under the System Executive Continuity Plan are consistent with market practices. Entergy’s executive officers, including the NEOs, are not entitled to any tax gross up payments on any severance benefits received under this plan. For more information regarding the System Executive Continuity Plan, see “2020 Potential Payments Upon Termination or Change in Control.”
Risk Mitigation and Other Pay Practices
Entergy strives to ensure that its compensation philosophy and practices are in line with the best practices of companies in its industry as well as other companies in the S&P 500. Some of these practices include the following:
Clawback Provisions
Entergy has adopted a clawback policy that covers all individuals subject to Section 16 of the Exchange Act, including all of the NEOs. Under the policy, which goes beyond the requirements of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley), incentives paid to covered executive officers are required to be reimbursed where:
•
(i) the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently determined to be the subject of a material restatement other than a restatement due to changes in accounting policy; or (ii) a material miscalculation of a performance award occurs, whether or not the financial statements were restated and, in either such case, a lower payment would have been made to the executive officer based upon the restated financial results or correct calculation; or

•
in the Entergy board of directors’ view, the executive officer engaged in fraud that caused or partially caused the need for a restatement or caused a material miscalculation of a performance award, in each case, whether or not the financial statements were restated.

The amount required to be reimbursed is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results or correct calculation. In addition, Entergy will seek to recover any compensation received by its Chief Executive Officer and Chief Financial Officer that is required to be reimbursed under Sarbanes-Oxley following a material restatement of Entergy’s financial statements.
Stock Ownership Guidelines and Share Retention Requirements
For many years, Entergy has had stock ownership guidelines for executives, including the NEOs. These guidelines are designed to align the executives’ long-term financial interests with the interests of Entergy’s shareholders. Annually, the Personnel Committee monitors the executive officers’ compliance with these guidelines with all of the NEOs satisfying the applicable ownership guidelines at that time. The ownership guidelines are as follows:
The ownership guidelines are as follows:
Role	Value of Common Stock to be Owned
Chief Executive Officer (ML-1)	6 x base salary
Executive Vice Presidents (ML-2)	3 x base salary
Senior Vice Presidents (ML-3)	2 x base salary
Vice Presidents (ML-4)	1 x base salary
Further, to facilitate compliance with the guidelines, until an executive officer satisfies the stock ownership guidelines, the officer must retain:
•	all net after-tax shares paid out under the LTIP;
•	all net after-tax shares of the restricted stock and restricted stock units received upon vesting; and
•	at least 75% of the after-tax net shares received upon the exercise of Entergy stock options.

Trading Controls
Executive officers, including the NEOs, are required to receive permission from Entergy’s General Counsel or his designee prior to entering into any transaction involving Entergy securities, including gifts, other than the exercise of employee stock options. Trading is generally permitted only during specified open trading windows beginning shortly after the release of earnings. Employees, who are subject to trading restrictions, including the NEOs, may enter into trading plans under Rule 10b5-1 of the Exchange Act, but these trading plans may be entered into only during an open trading window and must be approved by Entergy. An NEO bears full responsibility if he or she violates Entergy’s policy by buying or selling shares of Entergy stock without pre-approval or when trading is restricted.
Entergy also prohibits directors and executive officers, including the NEOs, from pledging any Entergy securities or entering into margin accounts involving Entergy securities. Entergy prohibits these transactions because of the potential that sales of Entergy securities could occur outside trading periods and without the required approval of the General Counsel.
Entergy also has adopted an anti-hedging policy that prohibits officers, directors, and employees from entering into hedging or monetization transactions involving Entergy’s common stock. Prohibited transactions include, without limitation, zero-cost collars, forward sale contracts, purchase or sale of options, puts, calls, straddles or equity swaps or other derivatives that are directly linked to Entergy’s stock or transactions involving “short-sales” of its common stock.
Compensation Consultant Independence
Annually, the Personnel Committee reviews the relationship with its compensation consultant to determine whether any conflicts of interest exist that would prevent Pay Governance from independently advising the Personnel Committee. Factors considered by the committee when assessing the independence of its compensation consultant included, among others:
•	Pay Governance has policies in place to prevent conflicts of interest;
•	No member of Pay Governance’s consulting team serving the committee has a business relationship with any member of the committee or any of Entergy’s executive officers;
•	Neither Pay Governance nor any of its principals own any shares of Entergy’s common stock; and
•	The amount of fees paid to Pay Governance is less than 1% of Pay Governance’s total consulting income.
Based on these factors, the Personnel Committee concluded that Pay Governance is independent in accordance with SEC and NYSE rules and that no conflicts of interest exist that would prevent Pay Governance from independently advising the committee.
In addition, Pay Governance has agreed that it will not accept any engagement with management without prior approval from the Personnel Committee, and Entergy’s board has adopted a policy that prohibits a compensation consultant from providing other services to it if the aggregate amount for those services would exceed $120,000 in any year. During 2020, Pay Governance did not provide any services to Entergy other than the services it performed on behalf of the Personnel and Corporate Governance Committees, and it worked with Entergy’s management only as directed by the committees.

PERSONNEL COMMITTEE REPORT
The Personnel Committee Report included in the Entergy Proxy Statement is incorporated by reference, but will not be deemed to be “filed” in this Information Statement. The Company does not have a compensation committee or other board committee performing equivalent functions. The Company’s Board is comprised of individuals who are officers or employees of Entergy or the Company. The Board does not make any determination regarding the compensation paid to Entergy’s or the Company’s executive officers.

EXECUTIVE COMPENSATION TABLES
2020 Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of the NEOs for the fiscal years ended December 31, 2020, 2019 and 2018. The compensation set forth in the table represents the aggregate compensation paid by all Entergy System companies.
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non- Equity Incentive Plan Compen- sation(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(5)	All Other Compen- sation(6)	Total	Total Without Change in Pension Value(7)
Sallie T. Rainer Chief Executive Officer	2020	$369,133	$—	$252,819	$49,235	$175,713	$663,100	$33,383	$1,543,383	$880,283
	2019	$344,722	$—	$197,780	$51,584	$219,069	$617,200	$37,361	$1,467,716	$850,516
	2018	$335,263	$—	$198,449	$46,134	$159,000	$—	$35,379	$774,225	$774,225

Marcus V. Brown Executive Vice President and General Counsel	2020	$709,688	$—	$1,626,512	$327,172	$662,400	$1,746,000	$78,631	$5,150,403	$3,404,403
	2019	$661,563	$—	$1,248,839	$297,182	$684,573	$1,455,300	$69,955	$4,417,412	$2,962,112
	2018	$644,231	$—	$1,041,479	$283,095	$546,000	$371,800	$61,885	$2,948,490	$2,576,690

Leo P. Denault Chairman of the Board and CEO - Entergy Corp.	2020	$1,308,462	$—	$6,716,017	$1,350,986	$2,116,800	$4,416,700	$289,632	$16,198,597	$11,781,897
	2019	$1,260,000	$—	$5,391,253	$1,282,994	$2,416,680	$3,704,500	$208,822	$14,264,249	$10,559,749
	2018	$1,251,346	$—	$4,744,977	$1,168,029	$2,041,200	$982,800	$138,104	$10,326,456	$9,343,656

Andrew S. Marsh Executive Vice President and CFO	2020	$704,692	$—	$2,053,717	$413,105	$703,800	$2,054,000	$77,741	$6,007,055	$3,953,055
	2019	$641,923	$—	$1,579,663	$375,914	$712,400	$1,554,300	$69,863	$4,934,063	$3,379,763
	2018	$615,654	$—	$1,057,095	$342,510	$531,188	$—	$57,638	$2,604,085	$2,604,085

Roderick K. West Group President Utility Operations	2020	$754,742	$—	$1,804,816	$363,022	$673,314	$1,976,400	$59,730	$5,632,024	$3,655,624
	2019	$709,023	$—	$1,340,679	$319,039	$674,742	$1,604,100	$67,191	$4,714,774	$3,110,674
	2018	$690,581	$—	$1,057,095	$297,075	$560,762	$—	$67,234	$2,672,747	$2,672,747
(1)
The amounts in column (c) represent the actual base salary paid to the NEOs in the applicable year. The 2020 base salary amounts include an amount attributable to an extra pay period that occurred in 2020 as the NEOs are paid on a bi-weekly basis. The 2020 changes in base salaries noted in the Compensation Discussion and Analysis were effective in April 2020.

(2)
The amounts in column (e) represent the aggregate grant date fair value of restricted stock and performance units granted under the 2015 Equity Ownership Plan of Entergy Corporation and Subsidiaries (the “2015 EOP”) and the 2019 OIP (together with the 2015 EOP, the “Equity Plans”), each calculated in accordance with FASB ASC Topic 718, without taking into account estimated forfeitures. The grant date fair value of the restricted stock is based on the closing price of Entergy common stock on the date of grant. The grant date fair value of the portion of the performance units with vesting based on the total shareholder return was measured using a Monte Carlo simulation valuation model. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free interest rate is assumed to equal the yield on a three-year treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date. The performance units in the table are also valued based on the probable outcome of the applicable performance condition at the time of grant. The maximum value of shares that would be received if the highest achievement level is attained with respect to both the total shareholder return and Cumulative ETR Adjusted EPS, for performance units granted in 2020 are as follows: Ms. Rainer, $250,268; Mr. Brown, $1,994,504; Mr. Denault, $8,235,925; Mr. Marsh, $2,518,486; and Mr. West, $2,213,159.

(3)
The amounts in column (f) represent the aggregate grant date fair value of stock options granted under the Equity Plans calculated in accordance with FASB ASC Topic 718. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the financial statements in the Annual Report.

(4)	The amounts in column (g) represent annual incentive award cash payments made under the 2019 OIP.
(5)
For all NEOs, the amounts in column (h) include the annual actuarial increase in the present value of these NEOs’ benefits under all pension plans established by Entergy using interest rate and mortality rate assumptions consistent with those used in Entergy’s financial statements and include amounts which the NEOs may not currently be entitled to receive because such amounts are not vested (see “2020 Pension Benefits”). The increase in pension benefits for all of the NEOs in 2020 was driven by a decline in the discount rate that was a result of the decrease in prevailing interest rates. None of the increases for any of the NEOs is attributable to above-market or preferential earnings on non-qualified deferred compensation. For 2018, the aggregate change in the actuarial present value was a decrease of pension benefits of $110,700 for Ms. Rainer, $163,000 for Mr. Marsh, and $149,300 for Mr. West.
(6)
The amounts in column (i) for 2020 include (a) matching contributions by Entergy under the Savings Plan to each of the NEOs; (b) dividends paid on restricted stock when vested; (c) life insurance premiums; (d) tax gross up payments on club dues; and (e) perquisites and other compensation as described further below. The amounts are listed in the following table:

Named Executive Officer	Entergy Contribution – Savings Plan	Dividends Paid on Restricted Stock	Life Insurance Premium	Tax Gross Up Payments	Perquisites and Other Compensation	Total
Sallie T. Rainer	$11,970	$8,564	$1,580	$2,836	$8,433	$33,383
Marcus V. Brown	$11,970	$56,953	$7,482	$—	$2,226	$78,631
Leo P. Denault	$11,970	$173,952	$11,484	$—	$92,226	$289,632
Andrew S. Marsh	$11,970	$59,177	$6,594	$—	$—	$77,741
Roderick K. West	$11,970	$41,931	$4,002	$—	$1,827	$59,730
(7)
In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. The change in pension value is subject to many external variables, such as interest rates, assumptions about life expectancy and changes in the discount rate determined at each year end, which are functions of economic factors and actuarial calculations that are not related to Entergy’s performance and are outside of the control of the Personnel Committee.

Perquisites and Other Compensation
The amounts set forth in column (i) also include perquisites and other personal benefits that we provide to our NEOs as part of providing a competitive executive compensation program and for employee retention. The following perquisites were provided to the NEOs in 2020.
Named Executive Officer	Personal Use of Corporate Aircraft	Club Dues	Executive Physical Exams
Sallie T. Rainer		X
Marcus V. Brown	X		X
Leo P. Denault	X		X
Andrew S. Marsh			X
Roderick K. West			X
For security and business reasons, Entergy’s Chief Executive Officer is permitted to use its corporate aircraft for personal use at Entergy’s expense. The other NEOs may use the corporate aircraft for personal travel subject to the approval of Entergy’s Chief Executive Officer. The Personnel Committee reviews the level of usage throughout the year. Entergy believes that its officers’ ability to use its plane for limited personal use saves time and provides additional security for them, thereby benefiting Entergy. The amounts included in column (i) for the personal use of corporate aircraft reflect the incremental cost to Entergy for use of the corporate aircraft, determined on the basis of the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications, and fees, including flight planning, ground handling, and landing permits. The aggregate incremental aircraft usage cost associated with Mr. Denault’s personal use of the corporate aircraft was $86,618 for fiscal year 2020. In addition, Entergy offers its executives comprehensive annual physical exams at Entergy’s expense. None of the other perquisites referenced above exceeded $25,000 for any of the other NEOs.

2020 Grants of Plan-Based Awards
The following table summarizes award grants during 2020 to the NEOs.
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Thresh- old ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Sallie T. Rainer	1/30/20	$—	$143,485	$286,970
	1/30/20				238	950	1,900				$154,029
	1/30/20							750			$98,790
	1/30/20								4,300	$131.72	$49,235

Marcus V. Brown	1/30/20	$—	$552,000	$1,104,000
	1/30/20				1,893	7,571	15,142				$1,227,532
	1/30/20							3,029			$398,980
	1/30/20								28,574	$131.72	$327,172

Leo P. Denault	1/30/20	$—	$1,764,000	$3,528,000
	1/30/20				7,816	31,263	62,526				$5,068,858
	1/30/20							12,505			$1,647,159
	1/30/20								117,990	$131.72	$1,350,986

Andrew S. Marsh	1/30/20	$—	$586,500	$1,173,000
	1/30/20				2,390	9,560	19,120				$1,550,020
	1/30/20							3,824			$503,697
	1/30/20								36,079	$131.72	$413,105

Roderick K. West	1/30/20	$—	$585,490	$1,170,980
	1/30/20				2,100	8,401	16,802				$1,362,105
	1/30/20							3,361			$442,711
	1/30/20								31,705	$131.72	$363,022
(1)
The amounts in columns (c), (d), and (e) represent minimum, target, and maximum payment levels under the annual incentive program. The actual amounts awarded are reported in column (g) of the Summary Compensation Table.

(2)
The amounts in columns (f), (g), and (h) represent the minimum, target, and maximum payment levels under the LTIP. Performance under the program is measured by Entergy’s TSR relative to the total shareholder returns of the companies included in the Philadelphia Utility Index and Cumulative Entergy Adjusted EPS with total shareholder return weighted eighty percent and Cumulative Entergy Adjusted EPS weighted twenty percent. There is no payout under the program if Entergy’s TSR falls within the lowest quartile of the peer companies in the Philadelphia Utility Index and Cumulative Entergy Adjusted EPS is below the minimum performance goal. Subject to the achievement of performance targets, each unit will be converted into one share of Entergy’s common stock on the last day of the performance period (December 31, 2022). Accrued dividends on the shares earned will also be paid in Entergy common stock.

(3)
The amounts in column (i) represent shares of restricted stock granted under the 2019 OIP. Shares of restricted stock vest one-third on each of the first through third anniversaries of the grant date, have voting rights, and accrue dividends during the vesting period.

(4)
The amounts in column (j) represent options to purchase shares of Entergy’s common stock. The options vest one-third on each of the first through third anniversaries of the grant date and have a ten-year term from the date of grant. The options were granted under the 2019 OIP.

(5)
The amounts in column (l) are valued based on the aggregate grant date fair value of the award calculated in accordance with FASB ASC Topic 718 and, in the case of the performance units, are based on the probable outcome of the applicable performance conditions. See Notes 4 and 5 to the 2020 Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.

2020 Outstanding Equity Awards at Fiscal Year-End
The following table summarizes, for each NEO, unexercised options, restricted stock that has not vested, and equity incentive plan awards outstanding as of December 31, 2020.
	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sallie T. Rainer	—	4,300(1)		$131.72	1/30/2030
	2,066	4,134(2)		$89.19	1/31/2029
	2,200	2,200(3)		$78.08	1/25/2028
	2,600	—		$70.53	1/26/2027
								238(4)	$23,712
								2,900(5)	$289,536
						750(6)	$74,880
						400(7)	$39,936
						267(8)	$26,657

Marcus V. Brown	—	28,574(1)		$131.72	1/30/2030
	—	23,813(2)		$89.19	1/31/2029
	—	13,500(3)		$78.08	1/25/2028
								1,893(4)	$188,972
								18,766(5)	$1,873,597
						3,029(6)	$302,415
						2,357(7)	$235,323
						1,667(8)	$166,433

Leo P. Denault	—	117,990(1)		$131.72	1/30/2030
	51,402	102,804(2)		$89.19	1/31/2029
	111,400	55,700(3)		$78.08	1/25/2028
	179,400	—		$70.53	1/26/2027
	167,000	—		$70.56	1/28/2026
	88,000	—		$89.90	1/29/2025
	106,000	—		$63.17	1/30/2024
	50,000	—		$64.60	1/31/2023
								7,816(4)	$780,324
								81,016(5)	$8,088,637
						12,505(6)	$1,248,499
						10,173(7)	$1,015,672
						5,234(8)	$522,563

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrew S. Marsh	—	36,079(1)		$131.72	1/30/2030
	15,060	30,122(2)		$89.19	1/31/2029
	32,666	16,334(3)		$78.08	1/25/2028
	44,000	—		$70.53	1/26/2027
	45,000	—		$70.56	1/28/2026
	24,000	—		$89.90	1/29/2025
	35,000	—		$63.17	1/30/2024
	32,000	—		$64.60	1/31/2023
	10,000	—		$71.30	1/26/2022
	4,000	—		$72.79	1/27/2021
								2,390(4)	$238,618
								23,738(5)	$2,370,002
						3,824(6)	$381,788
						2,981(7)	$297,623
						1,734(8)	$173,123

Roderick K. West	—	31,705(1)		$131.72	1/30/2030
	—	25,564(2)		$89.19	1/31/2029
	—	14,167(3)		$78.08	1/25/2028
								2,100(4)	$209,689
								20,146(5)	$2,011,377
						3,361(6)	$335,562
						2,530(7)	$252,595
						1,734(8)	$173,123
(1)	Consists of options granted under the 2019 OIP; 1/3 of the options vested on January 30, 2021 and 1/3 of the remaining options will vest on each of January 30, 2022 and January 30, 2023.
(2)	Consists of options granted under the 2015 EOP; 1/2 of the options vested on January 31, 2021 and the remaining options will vest on January 30, 2022.
(3)	Consists of options granted under the 2015 EOP that vested on January 25, 2021.
(4)
Consists of performance units granted under the 2019 OIP that will vest on December 31, 2022 based on two performance measures: 1) Entergy’s TSR performance over the 2020 – 2022 performance period and 2) Cumulative Entergy Adjusted EPS with TSR weighted eighty percent and Cumulative Entergy Adjusted EPS weighted twenty percent, as described under “What Entergy Pays and Why - Long-Term Incentive Compensation - 2020 Long-Term Incentive Award Mix - Long-Term Performance Unit Program” in the Compensation Discussion and Analysis.

(5)
Consists of performance units granted under the 2015 EOP that will vest on December 31, 2021 based on two performance measures: 1) Entergy’s TSR performance over the 2019 – 2021 performance period and 2) Cumulative Entergy Adjusted EPS with TSR weighted eighty percent and Cumulative Entergy Adjusted EPS weighted twenty percent.

(6)
Consists of shares of restricted stock granted under the 2019 OIP; 1/3 of the shares of restricted stock vested on January 30, 2021 and 1/3 of the remaining shares will vest on each of January 30, 2022 and January 30, 2023.

(7)
Consists of shares of restricted stock granted under the 2015 EOP; 1/2 of the shares of restricted stock vested on January 31, 2021 and the remaining shares of restricted stock will vest on January 31, 2022.

(8)	Consists of shares of restricted stock granted under the 2015 EOP that vested on January 25, 2021.

2020 Option Exercises and Stock Vested
The following table provides information concerning each exercise of stock options and each vesting of stock during 2020 for the NEOs.
	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Sallie T. Rainer	—	$—	3,140	$327,765
Marcus V. Brown	40,075	$2,081,630	16,366	$1,742,234
Leo P. Denault	—	$—	77,044	$7,935,333
Andrew S. Marsh	—	$—	37,861	$3,959,325
Roderick K. West	97,249	$4,940,267	15,436	$1,621,930
(1)
Represents the value of performance units for the 2018 – 2020 performance period (payable solely in shares based on the closing stock price of Entergy on the date of vesting) under the LTIP and the vesting of shares of restricted stock in 2020.

2020 Pension Benefits
The following table shows the present value as of December 31, 2020, of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each NEO, under the retirement plans sponsored by Entergy, determined using interest rate and mortality rate assumptions set forth in Note 11 to the financial statements. Additional information regarding these retirement plans follows this table.
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2020
Sallie T. Rainer(1)(2)	System Executive Retirement Plan	30.00	$1,850,000	$—
	Entergy Retirement Plan	36.00	$2,090,800	$—
Marcus V. Brown(1)	System Executive Retirement Plan	25.74	$7,889,100	$—
	Entergy Retirement Plan	25.74	$1,385,300	$—
Leo P. Denault (1)(3)	System Executive Retirement Plan	30.00	$30,747,600	$—
	Entergy Retirement Plan	21.83	$1,230,700	$—
Andrew S. Marsh	System Executive Retirement Plan	22.37	$6,543,400	$—
	Entergy Retirement Plan	22.37	$944,000	$—
Roderick K. West	System Executive Retirement Plan	21.75	$7,667,200	$—
	Entergy Retirement Plan	21.75	$994,300	$—
(1)	As of December 31, 2020, Ms. Rainer, Mr. Brown and Mr. Denault were retirement eligible.
(2)
Service under the System Executive Retirement Plan (“SERP”) is granted from the date of hire. Service under the qualified Entergy Retirement Plan is granted from the later of the date of hire or the plan participation date. The SERP amounts reflected in the table for Ms. Rainer are calculated based on 30 years of service pursuant to the terms of the SERP.

(3)
In 2006, Mr. Denault entered into a retention agreement granting him additional years of service and permission to retire under the non-qualified SERP in the event his employment is terminated by his Entergy employer other than for cause (as defined in the retention agreement), by Mr. Denault for good reason (as defined in the retention agreement), or on account of his death or disability. His retention agreement also provides that if he terminates employment for any other reason, he shall be entitled to up to an additional 15 years of service under the SERP only if his Entergy employer grants him permission to retire subject to the overall 30 year cap on service credit under the SERP. The amount reflected in the table for the SERP is calculated based on 30 years of service. The additional years of service credited to Mr. Denault under his retention agreement increased the present value of Mr. Denault’s benefit by $4,020,200.

Retirement Benefits
The tables below contain summaries of the pension benefit plans sponsored by Entergy that the NEOs participated in during 2020. Benefits for the NEOs who participate in these plans are determined using the same formulas as for other eligible employees.
Qualified Retirement Benefits
Entergy Retirement Plan
Eligibility	Non-bargaining employees hired before July 1, 2014
Vesting	A participant becomes vested in the Entergy Retirement Plan upon attainment of at least 5 years of vesting service or upon attainment of age 65 while actively employed by an Entergy system company.
Form of Payment Upon Retirement
Benefits are payable as an annuity. For employees who separate from service on or after January 1, 2018, a single lump sum distribution may be elected by the participant if eligibility criteria are met.

Retirement Benefit Formula
Benefits are calculated as a single life annuity payable at age 65 and generally are equal to 1.5% of a participant’s Final Average Monthly Earnings (FAME) multiplied by years of service (not to exceed 40).

“Earnings” for the purpose of calculating FAME generally includes the employee’s base salary and eligible annual incentive awards subject to Internal Revenue Code limitations, and excludes all other bonuses. Executive annual incentive awards are not eligible for inclusion in Earnings under this plan.

FAME is calculated using the employee’s average monthly Earnings for the 60 consecutive months in which the employee’s earnings were highest during the 120 month period immediately preceding the employee’s retirement and includes up to 5 eligible annual incentive awards paid during the 60 month period.

Benefit Timing
Normal retirement age under the plan is 65.

A reduced terminated vested benefit may be commenced as early as age 55. The amount of this benefit is determined by reducing the normal retirement benefit by 7% per year for the first 5 years commencement precedes age 65, and 6% per year for each additional year commencement precedes age 65.

A subsidized early retirement benefit may be commenced by employees who are at least age 55 with 10 years of service at the time they separate from service. The amount of this benefit is determined by reducing the normal retirement benefit by 2% per year for each year that early retirement precedes age 65.

Non-qualified Retirement Benefits
The NEOs are eligible to participate in certain non-qualified retirement benefit plans that provide retirement income, including the Pension Equalization Plan (“PEP”) and the SERP. Each of these plans is an unfunded non-qualified defined benefit pension plan that provides benefits to key management employees. In these plans, as described below, an executive may participate in one or more non-qualified plans, but is only paid the amount due under the plan that provides the highest benefit. In general, upon disability, participants in the PEP and the SERP remain eligible for continued service credits until the earlier of recovery, separation from service due to disability, or retirement eligibility. Generally, spouses of participants who die before commencement of benefits may be eligible for a portion of the participant’s accrued benefit.

	Pension Equalization Plan	System Executive Retirement Plan
Eligibility	Management or highly compensated employees who participate in the Entergy Retirement Plan	Certain individuals who became executive officers before July 1, 2014
Form of Payment Upon Retirement	Single lump sum distribution	Single lump sum distribution
Retirement Benefit Formula
Benefits generally are equal to the actuarial present value of the difference between (1) the amount that would have been payable as an annuity under the Entergy Retirement Plan, including executive annual incentive awards as eligible earnings and without applying limitations of the Internal Revenue Code of 1986, as amended (the “Code”) on pension benefits and earnings that may be considered in calculating tax-qualified pension benefits, and (2) the amount actually payable as an annuity under the Entergy Retirement Plan.

Executive annual incentive awards are taken into account as eligible earnings under this plan.

Benefits generally are equal to the actuarial present value of a specified percentage, based on the participant’s years of service (including supplemental service granted under the plan) and management level of the participant’s “Final Average Monthly Compensation” (which is generally 1/36th of the sum of the participant’s base salary and annual incentive program award for the 3 highest years during the last 10 years preceding separation from service), after first being reduced by the value of the participant’s Entergy Retirement Plan benefit.

Benefit Timing
Payable at age 65

Benefits payable prior to age 65 are subject to the same reduced terminated vested or early retirement reduction factors as benefits payable under the Entergy Retirement Plan as described above.

An employee with supplemental credited service who terminates employment prior to age 65 must receive prior written consent of the Entergy employer in order to receive the portion of their benefit attributable to their supplemental credited service agreement.

Benefits payable upon separation from service subject to the 6 month delay required under the Code Section 409A.

Payable at age 65

Prior to age 65, vesting is conditioned on the prior written consent of the officer’s Entergy employer.

Benefits payable prior to age 65 are subject to the same reduced terminated vested or subsidized early retirement reduction factors as benefits payable under the Entergy Retirement Plan as described above.

Benefits payable upon separation from service subject to the 6 month delay required under Internal Revenue Code Section 409A.

Additional Information:
(1)	Effective July 1, 2014, (a) no new grants of supplemental service may be provided to participants in the PEP; and (b) supplemental credited service granted prior to July 1, 2014 was grandfathered.

(2)
Benefits accrued under the SERP and PEP, if any, will become fully vested if a participant is involuntarily terminated without cause or terminates his or her employment for good reason in connection with a change in control with payment generally made in a lump-sum payment as soon as reasonably practicable following the first day of the month after the termination of employment, unless delayed 6 months under Internal Revenue Code Section 409A.

(3)	The SERP was closed to new executive officers effective July 1, 2014.
2020 Potential Payments Upon Termination or Change in Control
Entergy has plans and other arrangements that provide compensation to a NEO if his or her employment terminates under specified conditions, including following a change in control of Entergy or its subsidiaries.
Change in Control
Under our System Executive Continuity Plan (the “Continuity Plan”), our executive officers, including each of our NEOs, are eligible to receive the severance benefits described below if their employment is terminated by their Entergy System employer other than for cause or if they terminate their employment for good reason during a period beginning with a potential change in control and ending 24 months following the effective date of a change in control (a “Qualifying Termination”). A participant will not be eligible for benefits under the Continuity Plan if such participant: accepts employment with us or any of our subsidiaries; elects to receive the benefits of another severance or separation program; removes, copies or fails to return any property belonging to us or any of our subsidiaries; or violates his or her non-compete provision (which generally runs for two years but extends to three years if permissible under applicable law). We do not have any plans or agreements that provide for payments or benefits to any of our NEOs solely upon a change in control.
In the event of a Qualifying Termination, our executive officers, including our NEOs, generally would receive the benefits below:
Compensation Element	Payment
Severance*
A lump sum severance payment equal to a multiple of the sum of: (a) the participant’s annual base salary as in effect at any time within one year prior to the commencement of a change in control period or, if higher, immediately prior to a circumstance constituting good reason, plus (b) the participant’s annual incentive, calculated using the average annual target opportunity derived under the annual incentive program for the two calendar years immediately preceding the calendar year in which termination occurs.

Performance Units
Under the 2015 EOP and the performance unit agreements in respect of the 2019 – 2021 performance period, participants would forfeit outstanding performance units, and in lieu of any payment for any outstanding performance period, would receive a single-lump sum payment calculated by multiplying the target performance units for the most recent performance period preceding (but not including) the calendar year in which termination occurs by the closing price of Entergy’s common stock as of the later of the date of such termination or the date of the Change in Control. Under the 2019 OIP and the performance unit agreements in respect of the 2020 – 2022 performance unit period, participants would receive a number of shares of Entergy common stock equal to the greater of (1) the target number of performance units subject to the performance unit agreement or (2) the number of units that would vest under the performance unit agreement calculated based on Company performance through the participant’s termination date, in either case pro-rated based on the portion of the performance period that occurs through the termination date.

Equity Awards	All unvested stock options, shares of restricted stock and restricted stock units will vest immediately upon a Qualifying Termination pursuant to the terms of the Equity Plans.
Retirement Benefits	Benefits already accrued under our SERP and PEP, if any, will become fully vested.

Compensation Element	Payment
Welfare Benefits	Participants who are not retirement-eligible would be eligible to receive Entergy-subsidized COBRA benefits for a period ranging from 12 to 18 months.
*
Cash severance payments are capped at 2.99 times the sum of (a) an executive’s annual base salary, plus (b) the higher of his or her actual annual incentive payment under the annual incentive program calculated using the average annual target opportunity derived under the annual incentive program for the two calendar years immediately preceding the calendar year in which termination occurs. Any cash severance payments to be paid under the Continuity Plan in excess of this cap will be forfeited by the participant.

To protect shareholders and our business model, executives are required to comply with non-compete, non-solicitation, confidentiality and non-denigration provisions. If an executive discloses non-public data or information concerning us or any of our subsidiaries or violates his or her non-compete provision, he or she will be required to repay any benefits previously received under the Continuity Plan.
For purposes of the Continuity Plan, the following events are generally defined as:
•
Change in Control: (a) the purchase of 30% or more of either our common stock or the combined voting power of our voting securities; (b) the merger or consolidation of the Company (unless our Board members constitute at least a majority of the board members of the surviving entity); (c) the liquidation, dissolution or sale of all or substantially all of our assets; or (d) a change in the composition of our Board such that, during any two-year period, the individuals serving at the beginning of the period no longer constitute a majority of our Board at the end of the period.

•
Potential Change in Control: (a) the Company or an affiliate enters into an agreement the consummation of which would constitute a Change in Control; (b) the Board adopts resolutions determining that, for purposes of the Continuity Plan, a potential Change in Control has occurred; (c) a System Company or other person or entity publicly announces an intention to take actions that would constitute a Change in Control; or (d) any person or entity becomes the beneficial owner (directly or indirectly) of outstanding shares of common stock of the Company constituting 20% or more of the voting power or value of the Company’s outstanding common stock.

•
Cause: The participant’s (a) willful and continuous failure to perform substantially his or her duties after written demand for performance; (b) engagement in conduct that is materially injurious to us or any of our subsidiaries; (c) conviction or guilty or nolo contendere plea to a felony or other crime that materially and adversely affects either his or her ability to perform his or her duties or our reputation; (d) material violation of any agreement with us or any of our subsidiaries; or (e) disclosure of any of our confidential information without authorization.

•
Good Reason: The participant’s (a) nature or status of duties and responsibilities is substantially altered or reduced; (b) salary is reduced by 5% or more; (c) primary work location is relocated outside the continental United States; (d) compensation plans are discontinued without an equitable replacement; (e) benefits or number of vacation days are substantially reduced; or (f) Entergy employer purports to terminate his employment other than in accordance with the Continuity Plan.

To protect shareholders and Entergy’s business model, executives are required to comply with non-compete, non-solicitation, confidentiality and non-denigration provisions. If an executive discloses non-public data or information concerning Entergy or any of its subsidiaries or violates his or her non-compete provision, he or she will be required to repay any benefits previously received under the Continuity Plan.

Other Termination Events
For termination events, other than in connection with a Change in Control, the executive officers, including the NEOs, generally will receive the benefits set forth below:
Termination Event	Severance	Annual Incentive	Stock Options	Restricted Stock	Performance Units
Voluntary Resignation	None	Forfeited*	Unvested options are forfeited. Vested options expire on the earlier of (i) 90 days from the last day of active employment and (ii) the option’s normal expiration date.	Forfeited	Forfeited**
Termination for Cause	None	Forfeited	Forfeited	Forfeited	Forfeited
Retirement	None	Pro-rated based on number of days employed during the performance period
Unvested stock options granted before 2020 vest on the retirement date and expire the earlier of (i) five years from the retirement date and (ii) the option’s normal expiration date. Unvested stock options, granted in 2020 continue to vest following retirement, in accordance with the original vesting schedule and expire the earlier of (i) five years from the retirement date and (ii) the option’s original expiration date.
				Forfeited	Officers with a minimum of 12 months of participation are eligible for a pro-rated award based on actual performance and full months of service during the performance period
Death/Disability	None	Pro-rated based on number of days employed during the performance period	Unvested stock options vest on the termination date and expire the earlier of (i) five years from the termination date and (ii) the option’s normal expiration date	Fully Vest	Officers are eligible for a pro-rated award based on actual performance and full months of service during the performance period

Termination Event	Severance	Annual Incentive	Stock Options	Restricted Stock	Performance Units
Death/Disability	None	Pro-rated based on number of days employed during the performance period	Unvested stock options vest on the termination date and expire on the earlier of (i) five years from the termination date and (ii) the option’s normal expiration date	Fully Vest	Officers are eligible for pro-rated award based on actual performance and full months of service during the performance period
*	If an officer resigns after the completion of an annual incentive program, he or she may receive, at Entergy’s discretion, an annual incentive payment.
**	If an officer resigns after the completion of a LTIP performance period, he or she may receive a payout under the LTIP based on the outcome of the performance period.
Mr. Denault’s 2006 Retention Agreement
In 2006, Entergy entered into a retention agreement with Mr. Denault that provides benefits to him in addition to, or in lieu of, the benefits described above. Specifically, in the event of a Termination Event (as defined in his agreement): 1) Mr. Denault is entitled to a Target LTIP Award calculated by using the average annual number of performance units with respect to the two most recent performance periods preceding the calendar year in which his employment termination occurs, assuming all performance goals were achieved at target; and 2) all of Mr. Denault’s unvested stock options and shares of restricted stock will immediately vest.
In the event of death or disability, Mr. Denault would receive the greater of the Target LTIP Award calculated as described above or the pro-rated number of performance units for all open performance periods, based on the number of months of his participation in each open performance period.
Under the terms of his 2006 retention agreement, Mr. Denault’s employment may be terminated for cause upon Mr. Denault’s: (a) continuing failure to substantially perform his duties (other than because of physical or mental illness or after he has given notice of termination for good reason) that remains uncured for 30 days after receiving a written notice from the Personnel Committee; (b) willfully engaging in conduct that is demonstrably and materially injurious to Entergy; (c) conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime that has or may have a material adverse effect on his ability to carry out his duties or upon Entergy’s reputation; (d) material violation of any agreement that he has entered into with Entergy; or (e) unauthorized disclosure of Entergy’s confidential information.
Mr. Denault may terminate his employment for good reason upon: (a) the substantial reduction in the nature or status of his duties or responsibilities from those in effect immediately prior to the date of the retention agreement, other than de minimis acts that are remedied after notice from Mr. Denault; (b) a reduction of 5% or more in his base salary as in effect on the date of the retention agreement; (c) the relocation of his principal place of employment to a location other than the corporate headquarters; (d) the failure to continue to allow him to participate in programs or plans providing opportunities for equity awards, incentive compensation and other plans on a basis not materially less favorable than enjoyed at the time of the retention agreement (other than changes similarly affecting all senior executives); (e) the failure to continue to allow him to participate in programs or plans with opportunities for benefits not materially less favorable than those enjoyed by him under any of the pension, savings, life insurance, medical, health and accident, disability or vacation plans or policies at the time of the retention agreement (other than changes similarly affecting all senior executives); or (f) any purported termination of his employment not taken in accordance with his retention agreement.
Aggregate Termination Payments
The tables below reflect the amount of compensation each of the NEOs would have received if his or her employment had been terminated as of December 31, 2020 under the various scenarios described above.

For purposes of these tables, a stock price of $99.84 was used, which was the closing market price of Entergy stock on December 31, 2020, the last trading day of the year.
Benefits and Payments Upon Termination	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement	Disability	Death	Termination Related to a Change in Control
Sallie T. Rainer(1)
Severance Payment	—	—	—	—	—	—	$502,198
Performance Units(3)	—	—	—	$128,194	$128,194	$128,194	$128,194
Stock Options	—	—	—	$91,899	$91,899	$91,899	$91,899
Restricted Stock	—	—	—	—	$150,174	$150,174	$150,174
Welfare Benefits(5)	—	—	—	—	—	—	—
Marcus V. Brown(1)
Severance Payment	—	—	—	—	—	—	$3,570,750
Performance Units(3)	—	—	—	$876,595	$876,595	$876,595	$1,080,668
Stock Options	—	—	—	$547,368	$547,368	$547,368	$547,368
Restricted Stock	—	—	—	—	$751,664	$751,664	$751,664
Welfare Benefits(5)	—	—	—	—	—	—	—
Leo P. Denault(1)
Severance Payment	—	—	—	—	—	—	$10,993,273
Performance Units(3)(4)	—	—	$4,512,768	$3,736,712	$4,512,768	$4,512,768	$5,902,641
Stock Options	—	—	$2,306,895	$2,306,895	$2,306,895	$2,306,895	$2,306,895
Restricted Stock	—	—	$2,966,300	—	$2,966,300	$2,966,300	$2,966,300
Welfare Benefits(5)	—	—	—	—	—	—	—
Andrew S. Marsh (2)
Severance Payment	—	—	—	—	—	—	$3,622,500
Performance Units(3)	—	—	—	—	$1,108,224	$1,108,224	$1,146,862
Stock Options	—	—	—	—	$676,227	$676,227	$676,227
Restricted Stock	—	—	—	—	$908,105	$908,105	$908,105
Welfare Benefits(6)	—	—	—	—	—	—	$29,862
Roderick K. West(2)
Severance Payment	—	—	—	—	—	—	$3,732,501
Performance Units(3)	—	—	—	—	$950,177	$950,177	$1,108,324
Stock Options	—	—	—	—	$580,531	$580,531	$580,531
Restricted Stock	—	—	—	—	$811,984	$811,984	$811,984
Welfare Benefits(6)	—	—	—	—	—	—	$29,862
1)
As of December 31, 2020, Ms. Rainer, Mr. Brown and Mr. Denault are retirement eligible and would retire rather than voluntarily resign, and in addition to the payments and benefits in the table, Ms. Rainer, Mr. Brown and Mr. Denault also would be entitled to receive their vested pension benefits under the Entergy Retirement Plan. For a description of these benefits, see “2020 Pension Benefits.”

2)	See “2020 Pension Benefits” for a description of the pension benefits Mr. Marsh and Mr. West may receive upon the occurrence of certain termination events.
3)
For purposes of the table, in the event of a qualifying termination related to a change in control, each NEO would receive a payment in respect of his performance units for the 2019 – 2021 performance period and a number of performance units for the 2020 – 2022 performance period, calculated as follows.

For the 2019 – 2021 performance period, each NEO would be entitled to receive a single-lump sum payment calculated using the target number of performance units that the officer would have been entitled to receive under the 2015 EOP with respect to the most recent performance period that precedes and does not include the officer’s date of termination. The value of Mr. Denault’s payments was calculated by multiplying the target performance units for the 2017 – 2019 LTIP performance period (48,700) by the closing price of Entergy stock on December 31, 2020 ($99.84), which would equal a payment of $4,862,208 for the forfeited performance units for the 2019 – 2021 performance period. The value of Mr. Brown’s, Mr. Marsh’s, and Mr. West’s was calculated by multiplying the target performance units for the 2017 – 2019 LTIP performance period (8,300) by the closing price of Entergy stock on December 31, 2020 ($99.84), which would equal a payment of $828,672 for the forfeited performance units for the

2019 – 2021 performance period. The value of Ms. Rainer’s payment was calculated by multiplying the target performance units for the 2017 – 2019 LTIP performance period (1,850) by the closing price of Entergy stock on December 31, 2020 ($99.84), which would equal a payment of $184,704 for the forfeited performance units for the 2019 – 2021 performance period.
For the 2020 – 2022 performance period, in the event of a Qualifying Termination related to a change in control, each NEO would be entitled to receive a number of shares of Entergy stock equal to the greater of (1) the target number of performance units subject to the 2020 – 2022 performance unit agreement or (2) the number of performance units that would vest under the 2020 – 2022 performance unit agreement calculated based on Entergy’s actual performance through the NEO’s termination date, in either case pro-rated based on the portion of the performance period that occurs through the termination date. For purposes of the table, the values of the performance unit awards for the 2020 – 2022 performance period for each NEO were calculated as follows, based on the assumption that the target number of performance units was the greater number:
Ms. Rainer: 317 (12/36*950) performance units at target, assuming a stock price of $99.84 = $31,649
Mr. Brown: 2,524 (12/36*7,571) performance units at target, assuming a stock price of $99.84 = $251,996
Mr. Denault: 10,421 (12/36*31,263) performance units at target, assuming a stock price of $99.84 = $1,040,433
Mr. Marsh: 3,187 (12/36*9,560) performance units at target, assuming a stock price of $99.84 = $318,190
Mr. West: 2,801 (12/36*8,401) performance units at target, assuming a stock price of $99.84 = $279,652
The total values of the single sum payment for the 2019 – 2021 performance period and the performance units award for the 2020 – 2022 performance period upon a change in control for each NEO is as follows:
Ms. Rainer: $184,704 + $31,649 = $216,353
Mr. Brown: $828,672 + $251,996 = $1,080,668
Mr. Denault: $4,862,208 + $1,040,433 = $5,902,641
Mr. Marsh: $828,672 + $318,190 = $1,146,862
Mr. West: $828,672 + $279,652 = $1,108,324
For purposes of the table, the values of the awards payable in the event of retirement in the case of Ms. Rainer, Mr. Brown and Mr. Denault, or upon death or disability, other than Mr. Denault, for each NEO were calculated as follows:
Ms. Rainer’s:
2019 – 2021 LTIP Performance Period: 967 (24/36*1,450) performance units at target, assuming a stock price of $99.84 = $96,545
2020 – 2022 LTIP Performance Period: 317 (12/36*950) performance units at target, assuming a stock price of $99.84 = $31,649
Total: $128,194
Mr. Brown’s:
2019 – 2021 LTIP Performance Period: 6,256 (24/36*9,383) performance units at target, assuming a stock price of $99.84 = $624,599
2020 – 2022 LTIP Performance Period: 2,524 (12/36*7,571) performance units at target, assuming a stock price of $99.84 = $251,996
Total: $876,595
Mr. Denault’s:
2019 – 2021 LTIP Performance Period: 27,006 (24/36*40,508) performance units at target, assuming a stock price of $99.84 = $2,696,279
2020 – 2022 LTIP Performance Period: 10,421 (12/36*31,263) performance units at target, assuming a stock price of $99.84 = $1,040,433
Total: $3,736,712
Mr. Marsh’s:
2019 – 2021 LTIP Performance Period: 7,913 (24/36*11,869) performance units at target, assuming a stock price of $99.84 = $790,034

2020 – 2022 LTIP Performance Period: 3,187 (12/36*9,560) performance units at target, assuming a stock price of $99.84 = $318,190
Total: $1,108,224
Mr. West’s:
2019 – 2021 LTIP Performance Period: 6,716 (24/36*10,073) performance units at target, assuming a stock price of $99.84 = $670,525
2020 – 2022 LTIP Performance Period: 2,801 (12/36*8,401) performance units at target, assuming a stock price of $99.84 = $279,652
Total: $950,177
4)
For purposes of the table, the value of Mr. Denault’s retention payment was calculated by taking an average of the target performance units from the 2016 - 2018 LTIP (41,700) and from the 2017 – 2019 LTIP (48,700). This average number of units (45,200) multiplied by the closing price of Entergy stock on December 31, 2020 ($99.84) would equal a payment of $4,512,768.

5)	Upon retirement, Ms. Rainer, Mr. Brown and Mr. Denault would be eligible for retiree medical and dental benefits, the same as all other retirees.
6)	Pursuant to the SERP, in the event of a termination related to a change in control, Mr. Marsh, and Mr. West would be eligible to receive Entergy-subsidized COBRA benefits for 18 months.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Sallie T. Rainer, our President and Chief Executive Officer.
Ratio
For 2020,
•	The median of the annual total compensation of all of our employees, other than Ms. Rainer, was $160,680.
•	Ms. Rainer’s annual total compensation, as reported in the total column of the 2020 Summary Compensation Table, was $1,543,383.
•	Based on this information, the ratio of the annual total compensation of Ms. Rainer to the median of the annual total compensation of all employees is estimated to be 10:1.
Identification of Median Employee
We selected October 2, 2020 as the date on which to determine the median employee. While the date is different from the date used last year, the methodology used to determine the date is consistent with that used last year. These dates correspond to the first day of the three month period prior to fiscal year-end for which information can be obtained about our employees and all subsidiaries have the same number of pay cycles.
To identify the median employee from our employee population base, all compensation included in Box 5 of Form W-2 was considered with all before-tax deductions added back to this compensation (“Box 5 Compensation”). For purposes of determining the median employee, we selected Box 5 Compensation as we believe it is representative of the compensation received by all employees and is readily available. The calculation of annual total compensation of the median employee is the same calculation used to determine total compensation for purposes of the 2020 Summary Compensation Table with respect to each of the NEOs.

OTHER IMPORTANT MATTERS
Other Matters
No matters other than those discussed in this Information Statement are contained in the Shareholder Consent signed by the Common Shareholder.
Dissenter’s Rights
Under Texas law, there are no dissenter’s rights available to our shareholders in connection with any of the actions approved in the Shareholder Consent.
Interest Of Certain Persons In Or Opposition To Matters Acted Upon
Directors and Executive Officers
No officer or director of the Company has any substantial interest in the matters acted upon, other than his or her role as an officer or director of the Company. No director of the Company opposed the action disclosed herein.
Beneficial Owners of More Than Five Percent of Entergy Texas Stock
Entergy owns 100% of all of the outstanding shares of our common stock (46,525,000 shares). None of the Company’s directors or officers own any of the Company’s securities.
Expense Of Information Statement
The expenses of mailing this Information Statement will be borne by the Company, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Information Statement to the beneficial owners of the Preferred Stock held of record by such persons and that the Company will reimburse them for their reasonable expenses incurred in connection therewith.
Delivery Of Documents To Shareholders Sharing An Address
Only a single copy of the Notice of Internet Availability or, if you requested printed versions by mail, this Information Statement and the Annual Report are being delivered to multiple shareholders who share the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company shall deliver promptly upon written or oral request a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Notice of Internet Availability or, if you requested printed versions by mail, the Information Statement and Annual Report by sending a written request to the Company at the address below or by calling the Company at 504-576-5225 and requesting copies of the Information Statement and Annual Report. A shareholder may utilize the same address and telephone number to request either separate copies or a single copy for a single address for all future information statements and annual reports.
How To Obtain Our Annual Report
A copy of our Annual Report, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:
Entergy Corporation
Investor Relations
P. O. Box 61000
New Orleans, Louisiana 70161
You may also obtain our Annual Report over the Internet at the SEC’s web site, www.sec.gov.
By order of the Board of Directors,

Chair of the Board, President and Chief Executive Officer
Dated: July 16, 2021

APPENDIX A
Reconciliation of GAAP and Non-GAAP Financial Measures
Entergy reports its financial results in accordance with generally accepted accounting principles (GAAP). However, we believe that certain non-GAAP financial measures calculated on an adjusted basis provide useful information to investors in evaluating the ongoing results of Entergy’s business and assist investors in comparing Entergy’s operating performance to the operating performance of other companies in the Utility sector.
Entergy uses the non-GAAP measures of Entergy Adjusted Earnings and Entergy Adjusted Earnings Per Share (ETR Adjusted EPS), which exclude the effect of certain “adjustments,” including the removal of the Entergy Wholesale Commodities (EWC) segment in light of Entergy’s decision to exit the merchant power business. Adjustments are unusual or non-recurring items or events or other items or events that management believes do not reflect the ongoing business of Entergy, such as the results of the EWC segment, significant tax items, and other items such as certain costs, expenses, or other specified items. Entergy believes that these financial metrics provide useful information to investors in evaluating the ongoing results of Entergy’s businesses and assist investors in comparing Entergy’s financial performance to the financial performance of other companies in the Utility sector. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Entergy’s reported results prepared in accordance with GAAP.
The earnings measure for our annual incentive program, ETR Tax Adjusted Earnings Per Share (ETR Tax Adjusted EPS), is based on the externally reported ETR Adjusted EPS, which is then adjusted to add back the effect of significant tax items, and to eliminate the effect of major storms, the resolution of certain unresolved regulatory litigation matters, changes in federal income tax law and unrealized gains or losses on equity securities (the Pre-Determined Exclusions). The cash flow measure for our annual incentive program, ETR Adjusted Operating Cash Flow (ETR Adjusted OCF), is calculated based on Entergy’s as-reported (GAAP) operating cash flow, adjusted to eliminate the effect of any of the Pre-Determined Exclusions and the effect on operational cash flow of additional voluntary contributions made to Entergy’s pension plan in 2020 over and above the required level of contributions.
Below is a reconciliation of GAAP and non-GAAP financial measures used in this Proxy Statement.
GAAP to Non-GAAP Reconciliation – 2020 ETR Adjusted and ETR Tax Adjusted Results
	Earnings	EPS
2020	($ in millions)	(after tax, $ per share)
Net income (loss) attributable to ETR Corp.	1,388	6.90
Less adjustments:
Utility: SERI regulatory liability for potential refund for rate base reduction retroactive to 2015, net of income tax effect	(20)	(0.09)
Utility: 2014 / 2015 IRS settlement – E-LA business combination	396	1.96
P Parent & Other: 2014 / 2015 IRS settlement – E-LA business combination	(61)	(0.31)
EWC	(65)	(0.32)
ETR Adjusted Earnings	1,138	5.66
Add:
Tax adjustments related to tax strategy (Utility, EWC, Parent & Other)		1.14
Pre-Determined Exclusions – effect of major storms		0.10
ETR Tax Adjusted EPS		6.90
A-1

GAAP to Non-GAAP Reconciliation – 2020 ETR Adjusted OCF
OCF
2020	($ in billions)
ETR Operating Cash Flow	2.689
Add Pre-Determined Exclusions:
Effect of major storms	0.274
Less adjustment:
EWC items associated with decisions to sell or close EWC nuclear plants	(0.064)
Adjustment for additional pension contributions made at management’s discretion	(0.100)
ETR Adjusted OCF	3.127
GAAP to Non-GAAP Reconciliation – 2019 ETR Adjusted Earnings
	Earnings	EPS
2019	($ in millions)	(after tax, $ per share)
Net income (loss) attributable to ETR Corp.	1,241	6.30
Less adjustments:
Utility: Reversal of income tax valuation allowance	41	0.21
Parent & Other: Income tax item related to a valuation allowance for interest deductibility	(11)	(0.05)
EWC	147	0.74
ETR Adjusted Earnings	1,064	5.40
Calculations may differ due to rounding
A-2